Exhibit 99.6

JPMORGAN CHASE BANK, N. A. 383 Madison Avenue New York, NY 10179

CONFIDENTIAL

January 27, 2021

Jaguar Merger Sub Inc.
c/o Veritas Capital Fund Management, L.L.C.
9 West 57th Street
New York, NY 10019

Project Jaguar
Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB” and, together with any Additional Committing Lender appointed as provided below, the “Commitment Parties,” “we” or “us”) that Jaguar ParentCo Inc., a Delaware corporation (“Holdings”), proposes to acquire (the “Acquisition”) all of the outstanding equity interests of the entity previously identified to us by you as “Jaguar”, a Nevada corporation (“Company”) by way of merger with Jaguar Merger Sub Inc., a Nevada corporation (“Merger Sub”, “Borrower” or “you”), a subsidiary of Holdings.  The Acquisition shall be consummated pursuant to the Agreement and Plan of Merger (the “Acquisition Agreement”) by and among the Company, Holdings and Borrower (as defined in the Acquisition Agreement). All references to “dollars” or “$” in this agreement and the annexes and any other attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars.  Capitalized terms used but not defined in this Commitment Letter shall have the meaning assigned to them in the Annexes attached hereto.

We understand that the sources of funds required to fund the consideration payable under the Acquisition Agreement, to fund the Refinancing (as defined in Annex III hereto), to pay fees, commissions and expenses in connection with the Transactions (as defined below), and to provide ongoing working capital requirements of Holdings and its subsidiaries following the Transactions will include:

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a $3,735 million senior secured first lien credit facility consisting of (i) a $3,535 million term loan facility (the “First Lien Term Facility”) and (ii) a $200 million revolving credit facility (the “First Lien Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”), as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “First Lien Term Sheet”);

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an $1,290 million senior secured second lien credit facility (the “Second Lien Term Facility” and, together with the First Lien Facilities, each, a “Facility”, and collectively, the “Facilities”), as described in the Summary of Principal Terms and Conditions attached hereto as Annex II (the “Second Lien Term Sheet” and, together with the First Lien Term Sheet, the “Term Sheets”); and

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equity investments by one or more funds managed by Veritas Capital Fund Management, L.L.C. and/or its affiliates (collectively, “Sponsor”) and certain controlled affiliates and co-investors (the “Equity Investors”) in a direct or indirect parent of Holdings (in each case, consisting of common equity or otherwise on terms reasonably satisfactory to the First Lien Lead Arrangers (as defined below)), to be contributed to Holdings or Borrower, together with any rollover equity of existing investors and members of the management of the Company equaling not less than 30% (such minimum amount, the “Minimum Equity Contribution Amount”) of the pro forma total net debt and equity capitalization of Holdings and its subsidiaries after giving effect to the Transactions (excluding for the avoidance of doubt, cash, any issued letters of credit, drawings under the First Lien Revolving Facility on the Closing Date for working capital purposes and amounts funded under the Facilities to fund upfront fees or original issue discount as a result of the “market flex” provisions of the Fee Letter) (the “Equity Contribution”), provided that immediately upon the consummation of the Acquisition, the Sponsor and its controlled funds and affiliates will hold, directly or indirectly, no less than a majority of the aggregate amount of the equity of Holdings and shall have majority voting control over the voting interests of Holdings.

As used herein, the term “Transactions” means the Acquisition, the entering into of this Commitment Letter, the entering into of the Facilities and the initial borrowings thereunder, the Equity Contribution, the Refinancing (as defined in Annex III hereto) and the payments of fees, commissions and expenses in connection with each of the foregoing.

1.          Commitments.

In connection with the foregoing, upon the terms described in the Term Sheets, and subject solely to the Specified Conditions (as defined below):

(a) JPMCB is pleased to advise you of its commitment to provide 100% of the First Lien Facilities. JPMCB (together with any applicable Additional Committing Lender), in such capacities, are referred to herein individually as a “First Lien Initial Lender” and collectively as the “First Lien Initial Lenders”. Each commitment of a First Lien Initial Lender shall be several and not joint with the commitments of each other First Lien Initial Lender.

(b) JPMCB is pleased to advise you of its commitment to provide 100% of the Second Lien Term Facility.  JPMCB (together with any applicable Additional Committing Lender), in such capacities, are referred to herein individually as a “Second Lien Initial Lender” and collectively as the “Second Lien Initial Lenders”; and together with the First Lien Initial Lenders, individually, each an “Initial Lender” and, collectively, the “Initial Lenders”. Each commitment of a Second Lien Initial Lender shall be several and not joint with the commitments of each other Second Lien Initial Lender.

2.          Titles and Roles; Syndication.

It is agreed that (a) JPMCB will act as a joint lead arranger and joint bookmanager for the First Lien Facilities (in such capacities, together with any additional arrangers or bookmanagers appointed as provided below, the “First Lien Lead Arrangers”) and, in consultation with you, will exclusively manage the syndication of the First Lien Facilities as more fully described below and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles, (b) JPMCB will act as a joint lead arranger and joint bookmanager for the Second Lien Term Facility (in such capacities, together with any additional arrangers or bookmanagers appointed as provided below, the “Second Lien Lead Arrangers” and, together with the First Lien Lead Arrangers, the “Lead Arrangers”) and, in consultation with you, will exclusively manage the syndication of the Second Lien Term Facility as more fully described below and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles, (c) JPMCB will be appointed as administrative agent and collateral agent for the First Lien Facilities (in such capacities, the “First Lien Administrative Agent”) and (d) a financial institution to be mutually agreed will be appointed as administrative agent and collateral agent for the Second Lien Term Facility (in such capacity, the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agents”).  It is further agreed that, except as provided in the next succeeding paragraph, (x) no additional agents, co-agents, arrangers or bookmanagers will be appointed, and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained in this Commitment Letter and the letter dated the date hereof addressed to you providing, among other things, for certain fees relating to the Facilities (the “Fee Letter”), in order to obtain its commitment to participate in any of the Facilities, in each case unless you and the initial Commitment Parties in respect of the applicable Facility agree and (y)(i) JPMCB will have “lead left” placement in any and all marketing materials or other documentation used in connection with the First Lien Facilities and shall hold the leading role and responsibilities conventionally associated with such “lead left” placement (in such capacity, the “First Lien Lead Left Arranger”) and (ii) JPMCB will have “lead left” placement in any and all marketing materials or other documentation used in connection with the Second Lien Term Facility and shall hold the leading role and responsibilities conventionally associated with such “lead left” placement (in such capacity, the “Second Lien Lead Left Arranger”, and together with the First Lien Lead Left Arranger, the “Lead Left Arrangers”).  It is agreed that JPMCB may perform any of its respective responsibilities hereunder as a Lead Arranger through its affiliate, J.P. Morgan Securities LLC.
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Notwithstanding the foregoing, you may, on or prior to the date that is 15 business days after the date of this Commitment Letter, appoint one or more additional agents, co-agents or arrangers (any such person, an “Additional Committing Lender”) or confer other titles in respect of the First Lien Facilities and/or the Second Lien Term Facility in a manner and with economics determined by you in consultation with the applicable Lead Arrangers for the applicable Facility (it being understood that, to the extent you appoint Additional Committing Lenders or confer other titles in respect of any such Facility, (a) each such Additional Committing Lender will assume a portion of the commitments in respect of such Facility (and the commitments of the applicable Initial Lenders for such Facility with respect to such portion will be reduced ratably) and (b) the economics allocated to the Initial Lenders immediately prior to such appointment in respect of the applicable Facility will be reduced ratably by the amount of the economics allocated to Additional Committing Lenders upon the execution by such Additional Committing Lenders of customary joinder documentation and, thereafter, each such Additional Committing Lender shall constitute a “Commitment Party” and an “Initial Lender” hereunder and under the Fee Letter); provided that (i) economics will be allocated to each such Additional Committing Lender on a pro rata basis in respect of the commitment it is assuming or on such other basis as you and the initial Commitment Parties with respect to the applicable Facility may agree, (ii) such allocations shall be on a pro rata basis across the Facilities and (iii) in no event shall JPMCB receive less than (A) 50% of the compensatory economics under the Fee Letter in respect of the First Lien Facilities or (B) 50% of the compensatory economics under the Fee Letter in respect of the Second Lien Term Facility.

In addition and notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter, it is understood and agreed that on or prior to the date that is 15 business days after the date of this Commitment Letter, you shall be permitted to (x) appoint any of the additional banks, financial institutions or other institutional lenders and investors or other entities that have previously been agreed between you and JPMCB to assume the commitments with respect to the Second Lien Term Facility without the requirement that such financial institutions commit to a ratable portion of the First Lien Facilities (the “Second Lien Giveaway”) and/or (y) arrange to have one or more banks, financial institutions or other institutional lenders and investors or other entities that have previously been agreed between you and JPMCB commit to provide financing (a “Replacement Commitment Facility”) in lieu of the entire Second Lien Term Facility (notwithstanding a willingness on the part of the Second Lien Initial Lenders to provide the Second Lien Term Facility or such Replacement Commitment Facility); provided, that the terms of any Replacement Commitment Facility shall be substantially consistent with those set forth in the Second Lien Term Sheet or, if not substantially consistent with the Second Lien Term Sheet, reasonably satisfactory to the First Lien Lead Arrangers (such approval not to be unreasonably withheld, delayed, denied or conditioned). You shall promptly notify the Commitment Parties, on behalf of the Second Lien Initial Lenders, upon entering into commitments with respect to any Replacement Commitment Facility. Upon providing the notice referred to in the immediately preceding sentence, you shall, except as expressly set forth in the Fee Letter, have no further obligations hereunder or under the Fee Letter with respect to the Second Lien Term Facility and the Second Lien Initial Lenders’ commitments with respect to the Second Lien Term Facility shall terminate in full. Notwithstanding anything else provided in this Commitment Letter, upon entering into commitments with respect to any Replacement Commitment Facility, references to the “Second Lien Term Facility” under the First Lien Term Sheet shall be deemed to include the Replacement Commitment Facility and any references to the “Second Lien Incremental Facility” and “Second Lien Incremental Equivalent Debt under the First Lien Term Sheet shall be deemed to include, in each case, the equivalent facility (if any) with respect to the Replacement Commitment Facility.
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The Lead Arrangers reserve the right, prior to or after execution of the definitive documentation with respect to the First Lien Facilities (the “First Lien Facility Documentation”) and the Second Lien Term Facility (the “Second Lien Term Facility Documentation” and, together with the First Lien Facility Documentation, the “Facility Documentation”) to syndicate all or a portion of the Initial Lenders’ commitments to one or more institutions identified by us and reasonably acceptable to you (your consent not to be unreasonably withheld, delayed or conditioned) that will become parties to the applicable Facility Documentation (the Initial Lenders and the other institutions becoming parties to the applicable Facility Documentation with respect to all or a portion of the Facilities, other than, in any event, any Disqualified Institutions (as defined below), the “Lenders”).  Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, unless you agree in writing, and except to the extent provided in the immediately preceding two paragraphs with respect to the appointment of Additional Committing Lenders and corresponding assumptions of commitments under the applicable Facilities, (i) each Initial Lender will not be relieved, released or novated from all or any portion of its commitments hereunder with respect to the Facilities prior to the initial funding under such Facilities, (ii) each Initial Lender may not assign or transfer all or any portion of its commitments hereunder until the initial funding of the Facilities (or the Second Lien Giveaway) has occurred (the date of such funding, the “Closing Date”) and (iii) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the initial funding of the Facilities on the Closing Date has occurred. Notwithstanding the foregoing, the Commitment Parties shall not syndicate to Disqualified Institutions (defined below).  Without limiting your obligations to assist with syndication efforts as set forth herein, the Initial Lenders agree that neither commencement nor completion of such syndication is a condition to its commitments hereunder.

“Disqualified Institutions” means each of the following: (a) certain banks, financial institutions and other institutional lenders and investors that are separately identified in writing (when used in  this definition, identification by you or Sponsor to the Lead Arrangers) prior to the date of this Commitment Letter, and any affiliate thereof that is either (i) clearly identifiable solely on the basis of similarity of its name or (ii) identified in writing from time to time; and (b) persons who are engaged (directly or through a controlled subsidiary or portfolio company) in a substantially similar line of business as Borrower, the Company and/or their respective subsidiaries and are separately identified in writing by you or Sponsor to the Lead Arrangers from time to time, and any affiliate thereof (other than a bona fide debt fund affiliate (defined below)) that is either (i) clearly identifiable solely on the basis of similarity of its name or (ii) identified in writing by you or Sponsor to the Lead Arrangers from time to time (each, a “Competitor”); provided that, with respect to any identification of a Disqualified Institution after the date of this Commitment Letter, (x) if any person (or affiliate thereof) so designated has acquired a loan or commitment under the applicable Facility prior to such designation or is party to a pending trade, such designation shall not invalidate such assignment or trade (and such person shall be a Lender to the extent it continues to hold such loan or commitment), but further assignments and participations to such person shall be prohibited and (y) if a Disqualified Institution so designated has acquired a participation in the applicable Facility prior to such designation (and is not already disqualified under clause (a)(i) or (b)(i)) such designation shall not invalidate such participation, but further assignments and participations to such person shall be prohibited; provided, further that any additional Disqualified Institutions identified in writing shall not become effective until the third business day following receipt thereof by the applicable Lead Arrangers (or Administrative Agents, as applicable) from you.  For purposes of the foregoing, a “bona fide debt fund affiliate” of a Competitor is a debt fund, investment vehicle, regulated bank entity or unregulated entity primarily engaged in, or that advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant Competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such fund, vehicle or entity.
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The Lead Arrangers will manage all aspects of the syndication of the Facilities in consultation with you, including selection of additional Lenders in respect of the Facilities (which shall be reasonably acceptable to you), determination of when the Lead Arrangers will approach such potential additional Lenders, awarding of any naming rights in respect of the Facilities (subject to naming rights for Additional Committing Lenders as outlined above) and the final allocations of the commitments in respect of the Facilities among such additional Lenders (which shall be reasonably acceptable to you). The Lead Arrangers intend to commence syndication efforts promptly after the Syndication Commencement Date (as defined below), and you agree to assist, to cause Sponsor to assist, and to use commercially reasonable efforts to cause the Company to assist (prior to the Closing Date, only to the extent required by the Acquisition Agreement) the Lead Arrangers in a syndication of the Facilities that is reasonably satisfactory to the Lead Arrangers and you until the Syndication Date (as defined below).  To assist the Lead Arrangers in their syndication efforts, you agree that, until the Syndication Date, you will (a) promptly prepare and provide, and use commercially reasonable efforts to cause the Company to provide (prior to the Closing Date, only to the extent required by the Acquisition Agreement), such information as we may reasonably request with respect to you, the Company, your and its respective subsidiaries and the Transactions, including but not limited to financial projections with respect to the Company (the “Projections”), (b) use commercially reasonable efforts to ensure that such syndication efforts benefit from the existing lending relationships of you and the Sponsor and, to the extent practical and consistent with the Acquisition Agreement, the Company, (c) make available appropriate members of your senior management, and use commercially reasonable efforts to cause the Company to make available (prior to the Closing Date, only to the extent required by the Acquisition Agreement) appropriate management representatives of the Company, to prospective Lenders and prospective rating agencies, at times and locations to be mutually agreed upon, (d) host, with the Lead Arrangers, one “bank meeting” with prospective Lenders under the First Lien Facilities (and additional bank meetings only if reasonably deemed necessary by the Lead Left Arrangers) at reasonable times, dates and locations to be mutually agreed upon (and which meeting or meetings may be a conference call in lieu thereof), (e) assist (and use commercially reasonable efforts to cause the Company to assist (prior to the Closing Date, only to the extent required by the Acquisition Agreement)) the Lead Arrangers in the preparation of one or more customary confidential information memoranda (the “Confidential Information Memoranda”) and other customary marketing materials to be used in connection with the syndication of the Facilities, and (f) use commercially reasonable efforts to obtain, prior to the launch of general syndication of the First Lien Facilities, monitored public corporate credit/family ratings of Holdings (or Borrower) and ratings of the Facilities from each of Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P” and, together with the ratings from Moody’s, collectively, the “Ratings”), and participate (and to use commercially reasonable efforts to cause the Company to participate (only to the extent required by the Acquisition Agreement)) in the process of securing such Ratings. In addition to the foregoing, prior to the Syndication Date, you will (x) ensure that no debt financing for Holdings or any of its subsidiaries and (y) use commercially reasonable efforts to ensure that no debt financing for the Company or any of its subsidiaries, is announced, syndicated or placed without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) if such financing, syndication or placement would have a materially detrimental effect upon the syndication of the Facilities hereunder, it being agreed that the foregoing shall not apply to the First Lien Facilities, the Second Lien Term Facility, the Second Lien Giveaway, the Replacement Commitment Facility, any debt permitted to be incurred by the Company under the Acquisition Agreement, drawings under existing revolving credit facilities or any ordinary course working capital facilities, capital leases, letters of credit, purchase money debt or equipment financings.  For the avoidance of doubt (but without limiting your obligations to assist with syndication efforts as set forth herein), none of the foregoing, and neither the commencement nor the completion of the syndication of any of the Facilities, shall constitute a condition to the commitments of the Commitment Parties hereunder or the funding of the Facilities on the Closing Date.   Notwithstanding anything to the contrary in the foregoing, (i) you will not be required to provide any information to the extent that provisions thereof would violate any attorney client privilege, law, rule or regulation or any obligation of confidentiality on, or waive any privilege that may be asserted by, you, the Company or any of your or their affiliates, provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers that such information is being withheld and, in the case of any information withheld due to the application of any confidentiality obligation, use your commercially reasonable efforts to obtain consent to provide such information and (ii) the only financial statements that shall be required to be provided to the Lead Arrangers shall be the financial statements already provided as of the date hereof, or required to be delivered pursuant to paragraph 5 of Annex III attached hereto. For purposes hereof, (a) “Syndication Commencement Date” means the first date after the date of this Commitment Letter after which (i) all commitments under that certain Commitment Letter (the “Peraton Commitment Letter”), dated as of the date hereof, by and among JPMCB, Peraton Holding Corp., Peraton Corp. and Peraton Inc. shall have terminated without any funding of the facilities committed thereunder and (ii) you shall have (x) obtained the Ratings and (y) delivered to the Lead Arrangers the Confidential Information Memoranda and (b) “Syndication Date” means the earliest to occur of (i) the occurrence of both a First Lien Successful Syndication (as defined in the Fee Letter) and a Second Lien Successful Syndication (as defined in the Fee Letter), (ii) October 27, 2021 and (iii) the later to occur of (x) the date that is 30 days after the Closing Date and (y) the date that is 15 calendar days after the Syndication Commencement Date (excluding July 4, 2021 and July 5, 2021 as calendar days for such purposes) (this subclause (iii)(y) the “Marketing Benchmark Date”; and the earlier to occur of the Marketing Benchmark Date and the Syndication Date, the “Restrictions End Date”).
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At our reasonable request, you agree to use commercially reasonable efforts to prepare or cause to be prepared a version of the information package and presentation and other marketing materials to be used in connection with the syndication of the Facilities consisting exclusively of information, materials and documentation that is either (i) publicly available or (ii) not material with respect to Holdings or its affiliates, or the Company or its subsidiaries, or any of their securities for purposes of United States federal and state securities laws (as determined by you in good faith) (such information “Public Information”).  At our reasonable request, you will identify and conspicuously mark any information, materials and documentation which contain only Public Information and are to be disseminated to Lenders as “PUBLIC” (it being understood that you shall not be under any obligation to mark any particular portion of the information, materials or documentation as “PUBLIC”).  You agree, in connection with your assistance described above, at our request, that a customary authorization letter will be included in each Confidential Information Memorandum that (i) authorizes distribution of such Confidential Information Memorandum to Lenders’ employees willing to receive material non-public information (if applicable), (ii) authorizes distribution of such Confidential Information Memorandum not containing any material non-public information and represents that such Confidential Information Memorandum does not contain any information that is not Public Information (if applicable), (iii) provides a customary representation as to the accuracy of such Confidential Information Memorandum and any related marketing material, and each Confidential Information Memorandum and any related marketing materials shall exculpate Sponsor, Holdings, Borrower, the Company, your and their respective affiliates, representatives and us and our affiliates with respect to any liability of any kind or nature resulting from the use of information contained in any Confidential Information Memorandum or other marketing material related to the use or the contents of such Confidential Information Memorandum, or other marketing material by the recipients thereof and (iv) informs each recipient of such marketing material that it shall be entitled to rely only on the representations and warranties contained in definitive documentation for the Facilities executed on the Closing Date. We shall treat all information that is not specifically identified as “PUBLIC” as being suitable for posting only to private-side Lenders (other than those materials described in clauses (a), (b) and (c) of the last sentence of this paragraph but subject to the proviso in such sentence).  By marking any documents, information or other data “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the Lenders to treat such documents, information or other data as containing only information that is Public Information when making such materials available to prospective Lenders.  You agree that we may make available an information package and presentation to the proposed syndicate of Lenders for dissemination in accordance with the Lead Arrangers’ standard syndication practice (including by emails and/or by posting the information package and presentation on IntraLinks, SyndTrak, DebtX, DebtDomain or another similar secure electronic system), subject to our confidentiality obligations set forth herein. You authorize and will use your commercially reasonable efforts to obtain authorizations (but, prior to the consummation of the Acquisition, only to the extent required by the Acquisition Agreement) for, the use of your and the Company’s respective logos in connection with any such dissemination of such information package and presentation as described above. You acknowledge and agree that the following documents only contain any information that is Public Information to the extent you shall have been given a reasonable opportunity to review such documents prior to their distribution and comply with the U.S. Securities and Exchange Commission disclosure requirements and have not notified us that such document contains private information: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notifications of changes in the terms and conditions of any Facility, and (c) drafts and final versions of the Facility Documentation; provided that, if you advise us, prior to their distribution, that any of the foregoing items should be distributed only to Private Lenders, then we will not distribute such materials to Public Lenders without your prior written consent.
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3.          Information.

You hereby represent and warrant (to your knowledge, with respect to information relating to the Company or its subsidiaries) that (a) all written information (other than the Projections, forward looking statements, general economic or industry specific information and any third party memoranda or reports furnished to us or the Lenders) that has been or will be made available to us or any of the Lenders by you, the Company or any of your or their respective representatives in connection with the Transactions for use in evaluating the Transactions (the “Information”), when taken as a whole, is and will be, when furnished, correct in all material respects and does not, and when furnished, will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading (after giving effect to all supplements and updates thereto) and (b) the Projections and written forward looking statements that have been or will be made available to us or any of the Lenders by you, Holdings, Sponsor or any of your or their respective representatives in connection with the Transactions for use in evaluating the Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being understood that projections and forward looking statements by their nature are inherently uncertain and are not a guarantee of financial performance, the results reflected in the Projections or forward looking statements may not be achieved and actual results may differ from projections or forward looking statements and such differences may be material).  You agree that if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement, or cause to be supplemented, the Information and Projections so that such representations (to your knowledge, in the case of Information and Projections relating to the Company or its subsidiaries) will be correct in all material respects at such time. For the avoidance of doubt, the accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the Facilities on the Closing Date. In issuing the commitments hereunder and in arranging and syndicating the Facilities, you acknowledge that we are and will be using and relying on the Information without independent verification thereof.

4.          Compensation.

As consideration for the commitments of the Initial Lenders hereunder with respect to the Facilities and the agreement of the Lead Arrangers to structure, arrange and syndicate the Facilities, you agree to pay, or cause to be paid, the fees set forth in the Term Sheets and the Fee Letter, to the extent and at the time or times earned and payable, as provided for in the Term Sheets or the Fee Letter, as applicable.  Once paid, such fees shall not be refundable under any circumstances.
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5.          Conditions.

The commitments of the Initial Lenders hereunder with respect to each of the Facilities are conditioned solely upon the conditions set forth in Annex III hereto (the “Specified Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Facility Documentation) other than the Specified Conditions (and upon satisfaction or waiver of the Specified Conditions, each party thereto will execute and deliver the Facility Documentation to which it is a party and the initial funding under the Facilities shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties required to be made and accurate on the Closing Date shall be (A) such of the representations and warranties made by (or with respect to) the Company and its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders (in their capacity as such), but only to the extent that you (or any of your applicable affiliates) have the right not to consummate the Acquisition or to terminate your (and all of your affiliates’) obligations under the Acquisition Agreement as a result of a breach or inaccuracy of such representations and warranties in the Acquisition Agreement (such representations and warranties, but only to such extent, the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facility Documentation and other closing deliverables shall be in a form such that they do not impair availability and funding of the Facilities on the Closing Date if all of the Specified Conditions are satisfied; it being understood that: (x) other than with respect to any UCC Filing Collateral and Stock Certificates (each as defined below), to the extent any Collateral or any security interest in the Collateral is not provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so and without undue burden or expense, the provision and/or perfection of such Collateral or such security interests shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but may instead be required to be provided and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably (but in any event no later than 90 days following the Closing Date, subject to extensions granted by the First Lien Collateral Agent and the Second Lien Collateral Agent (each as defined below) for the respective facilities acting in its reasonable discretion), (y) with respect to perfection of security interests in UCC Filing Collateral, you shall only be obligated to deliver, or cause to be delivered, on or prior to the Closing Date, necessary Uniform Commercial Code (“UCC”) financing statements to the collateral agent for the First Lien Facilities (the “First Lien Collateral Agent”) and the collateral agent for the Second Lien Term Facility (the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, the “Collateral Agents”) and to irrevocably authorize, and to cause the Guarantors to irrevocably authorize, in each case, pursuant to security agreements, each of the First Lien Collateral Agent and the Second Lien Collateral Agent to file necessary UCC financing statements in your, or such Guarantor’s, jurisdiction of organization (or such U.S. domestic jurisdiction as is otherwise required by the UCC), and (z) with respect to perfection of security interests in Stock Certificates, you shall only be obligated to deliver to the First Lien Collateral Agent on or prior to the Closing Date Stock Certificates together with undated signed stock powers in blank; provided that Stock Certificates together with undated stock powers executed in blank of subsidiaries of the Company will only be required to be delivered on the Closing Date to the extent received by Borrower after the use of commercially reasonable efforts to do so, and to the extent not so received by the Closing Date, the provision and/or perfection of such security interests in such Stock Certificates shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be provided and/or perfected within 10 business days after the Closing Date, subject to extensions granted by the Collateral Agents acting in their reasonable discretion. For purposes hereof, (1) “Specified Representations” means the representations and warranties of Borrower and the Guarantors to be included in the Facility Documentation as to due organization, organizational power and authority (as to execution, delivery and performance of the applicable Facility Documentation), the due authorization, execution, delivery and enforceability of the applicable Facility Documentation, the applicable Facility Documentation not conflicting with charter documents or material applicable law, solvency of Holdings and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (determined in a manner consistent with the solvency certificate to be delivered in the form of Exhibit A to Annex III hereto), Federal Reserve margin regulations, Patriot Act, Investment Company Act, use of proceeds of the applicable Facilities not violating OFAC, or FCPA, and the creation, validity, and perfection of security interests (subject to permitted liens and the limitations set forth in the preceding sentence), (2) “UCC Filing Collateral” means Collateral, excluding Stock Certificates, consisting solely of assets in which a security interest can be perfected by filing a Uniform Commercial Code financing statement, and (3) “Stock Certificates” means Collateral consisting of certificated equity interests representing capital stock (or other equivalent equity interests) of Borrower and its material U.S. subsidiaries required as Collateral pursuant to the Term Sheets for which a security interest can be perfected by delivering certificates evidencing such certificated equity interests.  Without limiting the conditions precedent set forth herein to funding, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement.  The provisions of this paragraph shall be referred to herein as the “Certain Funds Provisions.”
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6.          Exculpation, Indemnity, Settlement and Expenses.

a) Exculpation.

You agree that (i) no Commitment Party nor any of their respective affiliates or controlling persons or any of the respective officers, directors, partners, trustees, employees, advisors, shareholders, agents and representatives of any of the foregoing or any of their successors and permitted assigns (each, a “Commitment Party Related Person”) shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) to you, Holdings or Holdings’ other subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of this Commitment Letter, the Fee Letter, the Facilities or any of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct of, or a material breach of funding obligations under this Commitment Letter or the Facility Documentation by, such Commitment Party Related Person or any of its Related Persons (as defined below) and (ii) no Commitment Party Related Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Commitment Party Related Person or any of its Related Persons, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  You, Sponsor, Holdings, the Company and your or their respective subsidiaries and affiliates shall have no liability for special, indirect, consequential or punitive damages (provided that this provision shall not limit your indemnification obligations set forth below to the extent that such special, indirect, consequential or punitive damages are included in an Action by a third party unaffiliated with any of the Indemnified Persons (as defined below) with respect to which the applicable Indemnified Person is entitled to indemnification as set forth herein). It is further agreed that the Commitment Parties shall have liability only to you (as opposed to any other person), and that each Lender shall be liable in respect of its own commitment to the Facilities solely on a several, and not joint, basis with any other Lender.

b) Indemnification.

You agree to indemnify and hold harmless the Commitment Parties, their respective affiliates and controlling persons and the respective officers, directors, partners, trustees, employees, advisors, shareholders, agents and representatives of each of the foregoing and each of their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Facilities, the Facility Documentation or any of the Transactions or the providing or syndication of the Facilities (or the actual or proposed use of the proceeds thereof, or any claim, dispute, litigation, investigation or proceeding directly or indirectly arising out of, relating to or in connection with any of the foregoing) (any of the foregoing, an “Action”) regardless of whether or not any Indemnified Person is a party thereto and whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person promptly after receipt of written demand, together with reasonable backup documentation, for any reasonable and documented out-of-pocket legal or other expenses (such legal expenses to be limited  to one outside counsel for all Indemnified Persons and, if reasonably necessary, a single local counsel for all Indemnified Persons in each jurisdiction  for which local counsel is reasonably deemed necessary and, solely in the case of an actual or bona fide potential conflict of interest, one special counsel to each group of similarly situated Indemnified Persons affected by such conflict (including one special local counsel, to the extent an actual or bona fide potential conflict of interest for any local counsel otherwise permitted hereunder) incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or Action; provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable (i) to the extent resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Related Person of such Indemnified Person or from such Indemnified Person’s (or Related Person’s) material breach of obligations under this Commitment Letter or the Fee Letter (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (ii) to the extent arising from any dispute solely among Indemnified Persons other than (x) any claims against any Commitment Party or any of its Related Persons in its capacity or in fulfilling its role as arranger, agent or any similar role under any Facility and (y) any claims to the extent arising from any act or omission on the part of you or your affiliates.  In the case of an Action to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such Action is brought by you, your or the Company’s equity holders or creditors or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any aspect of this Commitment Letter, the Fee Letter, the Facilities or any of the Transactions is consummated.
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c) Settlement.

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Action in respect of which such indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Action and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person.  You shall not be liable for any settlement of any Action effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent you agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above.

d) Expenses.

In addition, you hereby agree to reimburse us upon the initial funding under the Facilities for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented legal fees (to be limited to one outside counsel for the Commitment Parties and their affiliated Indemnified Persons (and reasonably necessary local counsel engaged in consultation with you)) and reasonable expenses of the Commitment Parties (including, without limitation, reasonable, out-of-pocket due diligence, printing, reproduction, document delivery, travel and communication costs) incurred in connection with the syndication and execution of the Facilities, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Facility Documentation and any amendment, modification or waiver of this Commitment Letter and the Fee Letter (or any proposed amendment, modification or waiver) (collectively, “Expenses”); provided that you shall not be required to reimburse any of the Commitment Parties for any Expenses in the event the Closing Date does not occur.

For purposes of this Section 6, a “Related Person” of a person means (1) any controlling person or controlled affiliate of such person, (2) the respective directors, officers, or employees of such person or any of its controlling persons or controlled affiliates and (3) the respective agents of such person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such person, controlling person or such controlled affiliate; provided that each reference to a controlling person or controlled affiliate in this sentence pertains to a controlling person or controlled affiliate involved in the negotiation or syndication of this Commitment Letter and the Facilities.
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7.          Confidentiality.

This Commitment Letter is delivered to you upon the condition that neither this Commitment Letter nor the Fee Letter shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person without our prior consent (not to be unreasonably withheld, conditioned or delayed), except (i) as may be ordered in a judicial or administrative proceeding or as otherwise required by law or regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof prior to your disclosure to the extent lawfully permitted to do so), (ii) this Commitment Letter and the Fee Letter may be disclosed to Sponsor and the other Equity Investors, Holdings, potential co-investors and your and their respective affiliates, and your and their respective partners, directors, officers, employees, agents, legal counsel, accountants, advisors and consultants directly involved in the consideration of the Transactions (collectively “your related parties”), in each case on a confidential basis and only in connection with the Transactions, (iii) this Commitment Letter and the Fee Letter may be disclosed to any potential Additional Committing Lender or to any potential provider of the Second Lien Giveaway or  the Replacement Commitment Facility, (iv) this Commitment Letter and a redacted version of the Fee Letter (with such redaction to be reasonably acceptable to the Lead Arrangers) may be disclosed to the Company and its directors, officers, employees, agents, legal counsel, accountants, advisors and consultants, in each case on a confidential basis and only in connection with the Transactions, it being understood that (except pursuant to clause (i) above and clause (x) below and, with respect to information contained therein, clause (viii) below) in no event shall the Fee Letter be publicly disclosed, regardless of whether it is in redacted or complete form, (v) this Commitment Letter (but not the Fee Letter) may be disclosed to Moody’s and S&P in connection with obtaining the Ratings, (vi) you may disclose this Commitment Letter (but not the Fee Letter) to the extent information contained herein becomes publicly available other than by reason of an improper disclosure by you or your related parties in violation of this paragraph, (vii) you may disclose this Commitment Letter (but not the Fee Letter) in any syndication or other marketing materials in connection with the Facilities, (viii) you may disclose the summary terms of the Facilities and the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a disclosure of aggregate sources and uses provided in connection with the Transactions and the syndication of the Facilities, (ix) the Commitment Letter (but not the Fee Letter) may be disclosed in connection with any public filing requirement related to the Transactions and (x) this Commitment Letter and the Fee Letter may be disclosed as necessary to enforce the terms thereof or in connection with any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby.  The foregoing restrictions shall cease to apply two years following the Acceptance Date (as defined below).
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Each Commitment Party, on behalf of itself and its affiliates and its other Related Persons, agrees that it will use all non-public information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (other than to a Disqualified Institution) (a) pursuant to any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulation or as requested by a self-regulatory authority or governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over any Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party or any of its Related Persons in violation of this paragraph, (d) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, Sponsor, the Company or your or their respective affiliates, (e) to the extent that such information is independently developed by a Commitment Party, (f) to any Commitment Party’s affiliates and to such Commitment Party’s and its affiliates’ respective members, partners, directors, investors, investment or capital or similar committees, financing sources, prospective financing sources, employees, legal counsel, independent auditors, service providers and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and their obligations to keep such information confidential, (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to Holdings or any of its subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant, assignee or potential counterparty on behalf of itself and its advisors, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of the Commitment Parties or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, acknowledging its confidentiality obligations in respect thereof consistent with the foregoing, (h) for purposes of establishing a “due diligence” defense, (i) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Fee Letter and/or any Facility Documentation or (j) in coordination with you, to Moody’s and S&P on a confidential basis in connection with obtaining Ratings.  Each Commitment Party shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its Related Persons. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Facility Documentation upon the execution and effectiveness thereof, and in any event shall terminate two years from the Acceptance Date. It is understood and agreed that, except as set forth in clause (g) and (j) above, no Commitment Party may advertise or promote its role in arranging or providing any portion of any of the Facilities (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise (other than customary submissions for the purpose of league table rankings)) without consulting with you.

8.          Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to Sponsor, Holdings, the Company and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.
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9.          Conflicts of Interest.

You acknowledge that (and agree not to assert any claims of any conflict of interest arising in connection with):

(a)          the Initial Lenders, the Lead Arrangers and/or their respective affiliates and subsidiaries (collectively, the “Lead Arranger Group”), in their capacity as principal or agent, are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory; asset management; research; securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and therefore, conflicts may arise between duties of the Initial Lenders or the Lead Arrangers hereunder and other duties or interests of the Initial Lenders, the Lead Arrangers or another member of the Lead Arranger Group;

(b)          the Initial Lenders, the Lead Arrangers and any other member of the Lead Arranger Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you, or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Lead Arranger Group is in possession or has come or comes into possession (whether before, during or after the agreements hereunder) of information confidential to you and not otherwise publicly available; provided that such information shall be used only for the purpose for which it was disclosed to a member of the Lead Arranger Group and shall not be shared with any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within divisions of the Initial Lenders, the Lead Arrangers or other members of the Lead Arranger Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose. You acknowledge that the Initial Lenders, the Lead Arrangers or other members of the Lead Arranger Group may, in their sole discretion, offer and/or provide committed or other financing to other parties who are interested in engaging in a transaction with the Company which may be on terms similar to those or which may be materially different than the terms set forth in this Commitment Letter;

(c)          information which is held elsewhere within the Initial Lenders, the Lead Arrangers or the Lead Arranger Group but of which none of the individual directors, officers or employees having the conduct of transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining the Initial Lenders’ or the Lead Arrangers’ responsibilities to you hereunder;

(d)          none of the Initial Lenders, the Lead Arrangers nor any other member of the Lead Arranger Group shall have any duty to disclose to, or utilize for the benefit of, you, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business; and

(e)          no Commitment Party nor any other member of the Lead Arranger Group is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter and the Fee Letter, and no Commitment Party nor any other member of the Lead Arranger Group shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by this Commitment Letter and the Fee Letter or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.
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The Initial Lenders, the Lead Arrangers and the Lead Arranger Group operate pursuant to rules, policies and procedures, including independence policies and permanent and ad hoc information barriers between and within divisions of the Initial Lenders, the Lead Arrangers and other members of the Lead Arranger Group, directed to ensuring that (i) the individual directors, officers and employees involved in an assignment undertaken by a member of the Lead Arranger Group (including the engagement hereunder) are not influenced by any such conflicting interest or duty and (ii) any confidential information held by a member of the Lead Arranger Group is not disclosed or made available to any other client.

10.          No Fiduciary Relationship.

You hereby acknowledge that we are acting solely as agent, lender, bookrunner or arranger, as applicable, in connection with the Facilities. You further acknowledge that we are acting pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s length basis and in no event do the parties intend that any of us act or be responsible as a fiduciary to you, or any of your other subsidiaries, or your stockholders or creditors or any other person in connection with any activity that we may undertake or have undertaken in furtherance of the Facilities, either before or after the date hereof. We hereby expressly disclaim any fiduciary or similar obligations to any such person, either in connection with the Facilities or this Commitment Letter or any matters leading up to either, and you hereby confirm your understanding and agreement to that effect. Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the Facilities. You, on behalf of yourself, and your other subsidiaries, hereby agree not to assert any claims against us with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the Transactions or any matters leading up to the execution of this Commitment Letter or the Facility Documentation.

11.          Assignments, Amendments, Governing Law, Etc.

This Commitment Letter and the commitment of the Initial Lenders shall not be assignable (x) by you without our prior written consent (other than by you to one of your affiliates organized under the laws of a state of the United States or the District of Columbia, in any case that will, after giving effect to the Transactions, (i) own (directly or indirectly), the Company) or be successor to the Company and (ii) be controlled by the Sponsor) (and such consent not to be unreasonably withheld or delayed) or (y) by any Commitment Party (except to the extent provided in Section 2 with respect to the appointment of Additional Committing Lenders) without your prior written consent, and any purported assignment without such consent shall be void. We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter (it being understood that we will not thereby be relieved of any of our obligations hereunder with respect to such services prior to the initial funding under the Facilities) and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You also agree that the Initial Lenders may at any time and from time to time assign all or any portion of their commitments hereunder to one or more of their affiliates, but the Initial Lenders will not be relieved of all or any portion of their commitments hereunder prior to the initial funding under the Facilities (except to the extent assigned to an Additional Committing Lender).

This Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No party has been authorized by any Commitment Party to make any oral or written statements or agreements that are inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses”, each Indemnified Person.
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This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and whether there shall have occurred a “Company Material Adverse Effect” (as defined in the Acquisition Agreement), (b) whether the Acquisition Agreement Representations are accurate and whether as a result of a breach or inaccuracy thereof you (or your affiliate) have the right to terminate your (or its) obligations under the Acquisition Agreement, or decline to consummate the transactions contemplated by the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (collectively, the “Acquisition Related Matters”), in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware as it applies to the Acquisition Agreement regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (the “Acquisition Agreement Governing Law”).

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER IS HEREBY WAIVED. You hereby submit to the exclusive jurisdiction of the federal and New York State courts located in New York County (and appellate courts thereof) in connection with any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

12.          Patriot Act and Beneficial Ownership Regulation Notification.

We hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. Section 101.230 (the “Beneficial Ownership Regulation”), we and the other Lenders may be required to obtain, verify and record information that identifies Holdings, Borrower and the other Guarantors, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.  We further notify you that, pursuant to the Beneficial Ownership Regulation, we are required to obtain certain information regarding the ownership of Borrower and each Guarantor of the Facilities. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any or all such information with the Lenders (or prospective Lenders).
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13.          Acceptance and Termination.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter (the date of such acceptance, the “Acceptance Date”) prior to 11:59 p.m., New York City time, on February 1, 2021 (the “Deadline”).  This Commitment Letter and the commitments of the Initial Lenders hereunder and the agreement of the Lead Arrangers to provide the services described herein are also conditioned upon your acceptance of this Commitment Letter and the Fee Letter, and our receipt of executed counterparts hereof and thereof prior to the Deadline. Upon the earliest to occur of (A) 5 business days after the date specified in the Acquisition Agreement as the “Outside Date” as in effect on the date hereof, (B) the date on which you elect in writing to terminate this Commitment Letter, (C) the date the Acquisition is consummated with or without the funding of the Facilities and (D) the date the Acquisition Agreement is validly terminated in accordance with its terms, the commitments of the Commitment Parties hereunder and the agreements of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties and the Lead Arrangers shall, in their discretion, agree to an extension. The compensation (if applicable in accordance with the terms hereof and the Fee Letter), expense reimbursement (if applicable), confidentiality, indemnification, waiver of jury trial, conflict of interest, no fiduciary relationship, survival and governing law and forum provisions in this Commitment Letter and the Fee Letter shall survive termination of any or all of the commitments of the Initial Lenders hereunder; provided that your obligations under this Commitment Letter, other than those specifically applicable until the Syndication Date and those relating to confidentiality, shall automatically terminate and be of no further force and effect (or, if applicable, be superseded by the Facility Documentation) on the Closing Date and you shall, except as provided above, automatically be released from all liability hereunder in connection therewith at such time.  The provisions under the headings “Titles and Roles; Syndication”, “Information”, “Conflicts of Interest” and “Indemnity and Expenses” (unless superseded by analogous provisions in the Facility Documentation to the extent covered thereby) above shall survive the execution and delivery of the Facility Documentation.  You may terminate this Commitment Letter and/or the Initial Lenders’ commitments (on a pro rata basis among the Initial Lenders) with respect to the Facilities (or a portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to fund the Facilities pursuant to the Facility Documentation subject solely to the Specified Conditions; provided that nothing contained in the Commitment Letter or Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Facilities.

[Signature Pages Follow]
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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

[Project Jaguar Commitment Letter]

Accepted and agreed to as of
the date first written above:

JAGUAR MERGER SUB INC.

By:	/s/ Ramzi Musallam
Name: Ramzi Musallam
Title: President

[Project Jaguar Commitment Letter]

ANNEX I

PROJECT JAGUAR
FIRST LIEN FACILITIES
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrowers:
Jaguar Merger Sub Inc., a Nevada corporation (collectively with the co-borrowers described below, “Borrower”, and, together with the Guarantors (as defined below), the “Loan Parties”). It is agreed that Holdings, with the consent of the Administrative Agent (acting reasonably), may designate certain of its subsidiaries organized under the laws of the United States, any state thereof or the District of Columbia or other non-U.S. jurisdictions to be agreed by the Administrative Agent (acting reasonably) as a co-borrower on a joint and several basis with respect to all of Borrower’s obligations under the First Lien Facilities, subject to receipt by the Administrative Agent of customary documentation and other customary information under applicable “know your customer” and anti-money laundering rules and regulations (including a certification regarding beneficial ownership required by the Beneficial Ownership Regulation).

Holdings:	Jaguar ParentCo Inc., a Delaware corporation (“Holdings” and, together with its restricted subsidiaries, each a “Company” and collectively, the “Companies”).

Joint Lead Arrangers and Joint Bookmanagers:	JPMCB (together with any Additional Committing Lender, the “Lead Arrangers”).

Lenders:
A syndicate of banks, financial institutions and other entities reasonably acceptable to Holdings (excluding Disqualified Institutions) arranged by the Lead Arrangers in consultation with Holdings (collectively, the “Lenders”).

First Lien Administrative Agent and First Lien Collateral Agent:	JPMCB (or an affiliate, designee or sub-agent thereof) (in such capacity, the “First Lien Administrative Agent” and the “First Lien Collateral Agent”).

Issuing Banks:
With respect to the Letters of Credit (as defined below) issued under the First Lien Revolving Facility described herein, the First Lien Administrative Agent, each Additional Committing Lender and any other Lender if requested by Borrower and such Lender agrees (in such capacity, each, an “Issuing Bank” and, collectively, the “Issuing Banks”).

Type and Amount of Facility:
First Lien Term Facility:  A first lien senior secured term loan facility (the “First Lien Term Facility,” and the loans made thereunder, “Initial Term Loans”) in an aggregate principal amount of $3,535 million (plus, at Borrower’s discretion, an amount sufficient to fund the amount of any original issue discount or upfront fees with respect to the First Lien Term Facility imposed pursuant to the “market flex” provisions of the Fee Letter).

First Lien Revolving Facility:  A first lien senior secured revolving credit facility (the “First Lien Revolving Facility”) in an aggregate principal amount of up to $200 million.

The First Lien Term Facility and the First Lien Revolving Facility are herein referred to collectively as the “First Lien Facilities.”

1          All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.
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Purpose:
First Lien Term Facility:  Proceeds of the First Lien Term Facility will be used on the Closing Date (i) to pay costs in connection with the Transactions, (ii) to pay the Acquisition consideration, (iii) to finance the Refinancing and (iv) to the extent of any remaining amounts, for working capital and other general corporate purposes.

First Lien Revolving Facility: The First Lien Revolving Facility may be used (x) on the Closing Date as provided under “Availability” below and (y) following the Closing Date for working capital and other general corporate purposes (including restricted payments, permitted acquisitions and other investments).

Maturity Date:
First Lien Term Facility:  Seven years from the Closing Date (the “Term Maturity Date”).

First Lien Revolving Facility: Five years from the Closing Date (the “Revolving Maturity Date” and, together with the Term Maturity Date, the “Maturity Dates”).

Availability:
First Lien Term Facility:  Upon satisfaction or waiver of the Specified Conditions, a single drawing may be made on the Closing Date of the First Lien Term Facility.  Amounts borrowed under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

First Lien Revolving Facility:  Upon satisfaction or waiver of conditions set forth under “Conditions to Each Borrowing” below, borrowings may be made at any time after the Closing Date to but excluding the business day preceding the Revolving Maturity Date. Notwithstanding the foregoing, upon satisfaction or waiver of the Specified Conditions, borrowings may be made and Letters of Credit may be issued on the Closing Date to (i) cash collateralize, replace or back-stop existing letters of credit of the Company, (ii) fund the amount of any original issue discount or upfront fees imposed pursuant to the “market flex” provisions of the Fee Letter and (iii) pay the Acquisition consideration, fund the Refinancing and/or pay costs in connection with the Transaction (including purchase price and working capital adjustments) and for other general corporate purposes, in an amount not to exceed, with respect to this clause (iii), an amount to be agreed (provided such amount shall not be less than $50 million).

Letters of Credit:
Up to an amount to be agreed of the First Lien Revolving Facility shall be available for the issuance of letters of credit (“Letters of Credit”) by the Issuing Banks.  Maturities for Letters of Credit will not exceed 12 months (or 180 days in the case of trade Letters of Credit), and, in any event, shall not extend beyond the fifth business day prior to the maturity of the First Lien Revolving Facility (unless cash collateralized on terms reasonably satisfactory to the First Lien Administrative Agent and the applicable Issuing Bank); provided that no Issuing Bank shall be required to issue any documentary, commercial or trade letters of credit; provided further that no Issuing Bank shall be required to issue any Letters of Credit in excess of its pro rata share of the Letter of Credit sublimit (with such pro rata share of such Issuing Bank’s percentage of the Letter of Credit sublimit being equal to such Issuing Bank’s (or its affiliate’s) pro rata portion of the commitments for the First Lien Revolving Facility on the Closing Date; provided, however, that any standby Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to above unless cash collateralized on terms reasonably satisfactory to the First Lien Administrative Agent and the applicable Issuing Bank).  The face amount of any outstanding Letters of Credit will reduce availability under the First Lien Revolving Facility on a dollar-for-dollar basis.  Each Lender under the First Lien Revolving Facility shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings.  Any Lender may elect to become an Issuing Bank, and any Issuing Bank may agree unilaterally to increase its commitment to issue Letters of Credit.

If any Letter of Credit is drawn, a Base Rate borrowing will be automatically made under the First Lien Revolving Facility in the amount drawn and funded to the applicable Issuing Bank. Such borrowing shall occur without a borrowing notice, making of representations, or satisfaction of other borrowing conditions, but subject to absence of any default or event of default. To the extent that the Issuing Bank is not timely reimbursed for any drawn Letter of Credit, Borrower shall promptly reimburse the Issuing Bank. The Lenders under the First Lien Revolving Facility shall be irrevocably obligated to fund their pro rata participations in any drawn Letter of Credit which is not timely reimbursed to the applicable Issuing Bank.

Letters of Credit under the First Lien Revolving Facility will be available in U.S. Dollars and any other currency that is approved by the applicable Issuing Bank.

The issuance of Letters of Credit shall be subject to the customary policies and procedures of the applicable Issuing Bank.

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Defaulting Lenders:	The First Lien Facility Documentation will include customary provisions relating to Defaulting Lenders (to be defined in a customary manner to be mutually agreed).

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest for borrowings based on Base Rate will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 360 days (or when calculated by reference to the “prime rate”, 365/366 days) and payable quarterly in arrears. The “Base Rate” is defined, for any day, as a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the prime commercial lending rate as published in the Wall Street Journal, from time to time, (iii) LIBOR (as set forth below) for an interest period of one-month beginning on such day plus 1% and (iv) 1.00%.

Base Rate borrowings will be in minimum amounts to be agreed upon and will require one business day’s prior notice, except that Base Rate borrowings may be funded on the same business day notice is received if notice is received prior to a time to be agreed upon.

B. LIBOR Option

Interest for borrowings based on LIBOR will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six months (or twelve months or a lesser period if agreed to by all relevant Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) the initial interest period may be less than one month and (ii) LIBOR for purposes of calculating interest on any loan under the First Lien Facilities shall be deemed to be not less than 0% per annum.  LIBOR will be determined by the First Lien Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, at the end of each three-month period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.  LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice (or such lesser notice as the First Lien Administrative Agent may agree in its discretion) and will be in minimum amounts to be agreed upon.  The First Lien Facility Documentation will include successor LIBOR provisions to be agreed.

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Interest Margins:
The Interest Margins applicable to the First Lien Term Facility will be 375 basis points for LIBOR loans and 275 basis points for Base Rate loans, with two 25 basis points step-downs at First Lien Leverage Ratios to be agreed (which step-downs shall not apply until the Restrictions End Date).

The Interest Margins applicable to the First Lien Revolving Facility will be 375 basis points for LIBOR loans and 275 basis points for Base Rate loans, with two 25 basis points step-downs at First Lien Leverage Ratios to be agreed (which step-downs shall not apply prior to the Restrictions End Date).

“First Lien Leverage Ratio” and other financial terms used herein shall have the meanings defined in Exhibit A to this Annex I.

Default Interest and Fees:
Upon the occurrence and during the continuance of a bankruptcy or payment event of default, overdue principal, interest and other overdue amounts shall bear interest, after as well as before judgment, at a rate equal to (i) in the case of overdue principal on any loan, at a rate of 2.0% per annum plus the rate otherwise applicable to the loans and (ii) in the case of any other overdue outstanding amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate loans, and will be payable on demand.

Commitment Fee:
A commitment fee shall accrue on the unused amounts of the commitments under the First Lien Revolving Facility (the “Commitment Fee”). Such Commitment Fee will be 0.50% per annum, with a step-down following the Restrictions End Date to 0.25% at a First Lien Leverage Ratio to be agreed.  Accrued Commitment Fees shall accrue from the Closing Date and will be payable quarterly in arrears (calculated on a 360-day basis) and on the date of termination of commitments.  No Commitment Fee shall be payable to Defaulting Lenders.

Letter of Credit Fees:
Borrower will pay (i) the Issuing Banks a fronting fee in an amount per annum to be agreed (not to exceed 0.125%) and (ii) the non-Defaulting Lenders under the First Lien Revolving Facility letter of credit participation fees equal to the Interest Margin for LIBOR Loans under the First Lien Revolving Facility, in each case, on the undrawn amount of all outstanding letters of credit. In addition, Borrower will pay the Issuing Banks’ customary issuance, amendment and other fees relating to Letters of Credit.

Amortization:
First Lien Term Facility: The First Lien Term Facility will amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the First Lien Term Facility (commencing on the last day of the first full fiscal quarter ended after the Closing Date), with the balance payable on the Term Maturity Date.

First Lien Revolving Facility: None.

Mandatory Prepayments:
The First Lien Term Facility shall be prepaid (without premium or penalty) in an amount equal to (a) 100% of the net cash proceeds (with step-downs to 50% and 0% (which stepdowns shall not apply until the Restrictions End Date) at First Lien Leverage Ratios of 0.50x inside the Closing Date First Lien Leverage Ratio and 1.00x inside the Closing Date First Lien Leverage Ratio, respectively) received after the Closing Date from Dispositions (to be defined to include casualty (excluding business interruption insurance), condemnation and non-ordinary course asset sales, subject to customary thresholds and exceptions to be agreed) by any Company, excluding, except to the extent separately agreed with JPMCB, amounts reinvested in the business of Borrower or any of its subsidiaries within 12 months of such Disposition (or if committed to be reinvested within such 12 months, reinvested within 18 months of such Disposition), (b) 100% of the net proceeds received by any Company from the issuance of debt or disqualified preferred stock after the Closing Date, to the extent not permitted under the First Lien Facility Documentation or consisting of proceeds of Refinancing Facilities or Other Refinancing Debt, and (c) commencing with the first full fiscal year ending after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner to be mutually agreed upon consistent with the Documentation Principles) in excess of a threshold to be agreed, subject to step-downs to 25% and 0% at pro forma First Lien Leverage Ratios of 0.50x inside the Closing Date First Lien Leverage Ratio and 1.00x inside the Closing Date First Lien Leverage Ratio, respectively.  Except to the extent financed with proceeds of long-term debt, (i) Excess Cash Flow shall be reduced by, among other things, (a) cash repayments, redemptions and repurchases of non-revolving debt, (b) acquisitions, certain investments and capitalized expenditures made in cash and amounts committed in respect thereof to be extended in the succeeding fiscal year and (c) cash expenditures not reducing net income and (ii) without duplication of the foregoing, the Excess Cash Flow prepayment amount shall be reduced on a dollar-for-dollar basis by voluntary prepayments or permitted repurchases of the First Lien Facilities and First Lien Incremental Facilities (including any prepayment of the First Lien Revolving Facility or First Lien Incremental Revolving Facility to the extent accompanied by permanent reductions of the commitments thereunder), in each case to the extent cash is used to pay the principal amount thereof.

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Additionally, recognition of Excess Cash Flow attributable to, and proceeds of any Disposition by, a non-U.S. restricted subsidiary shall be deferred to the extent that (and for so long as) such amounts have not been distributed to a U.S. subsidiary and Borrower has determined in good faith that such distribution would (i) be prohibited or delayed by applicable local law or (ii) have a material adverse tax consequence.

Any Lender may elect not to accept any mandatory prepayment made pursuant to clause (a) or (c) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender shall then be offered to the lenders under the Second Lien Term Facility and, if also declined by the lenders thereunder, such prepayment amount may be retained by Borrower and shall be added to the Available Amount (as defined below) (such amount, “Declined Proceeds”).

Optional Prepayments:
Voluntary reductions of the unutilized portion of the First Lien Revolving Facility commitments and prepayments of borrowings under the First Lien Facilities will be permitted at any time (subject to customary notice requirements), in minimum principal amounts to be mutually agreed upon, without premium or penalty, subject to (x) reimbursement of the Lenders’ usual and customary breakage costs actually incurred (excluding loss of profit) in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period and (y) the “soft call” premium provision described in the next paragraph.

Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of Initial Term Loans that occurs prior to the date that is six months after the Closing Date (or, if later, the Marketing Benchmark Date), in an amount equal to 1.00% of the principal amount of Initial Term Loans subject to such Repricing Event.  The term “Repricing Event” shall mean (i) any prepayment of Initial Term Loans from proceeds of any new or replacement tranche of term loans and (ii) any amendment to the First Lien Term Facility (and any mandatory assignment in connection therewith), in each case, if the primary purpose of such refinancing or amendment is to reduce the all-in yield applicable to Initial Term Loans (calculated as described in the “MFN Requirement” below); provided, for the avoidance of doubt, that a Repricing Event shall not include any amendment, prepayment, conversion or repricing made in connection with a change of control, initial public offering, dividend recapitalization, a Transformative Transaction or certain other material transactions to be agreed).  For purposes of the foregoing, “Transformative Transaction” shall mean any acquisition, investment or disposition by Holdings, Borrower or any restricted subsidiary that is either (a) not permitted by the terms of the First Lien Facilities immediately prior to the consummation of such acquisition, investment or disposition or (b) if permitted by the terms of the First Lien Facilities immediately prior to the consummation of such acquisition, investment or disposition, would not provide Holdings, Borrower and their restricted subsidiaries with adequate flexibility under the First Lien Facilities for the continuation and/or expansion of their combined operations following such consummation, as determined by Holdings acting in good faith.

Application of Prepayments:
Prepayments of the First Lien Term Facility will be applied to the remaining amortization payments under the First Lien Term Facility as directed by Borrower.   Prepayments of the First Lien Revolving Facility shall be applied in the manner specified by Borrower.

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First Lien Incremental Facilities:
The First Lien Facility Documentation will permit Borrower following the Restrictions End Date to add one or more incremental first lien term loan facilities to the First Lien Term Facility either as a separate tranche or a fungible increase to an existing tranche (each, a “First Lien Incremental Term Facility” and collectively, the “First Lien Incremental Term Facilities”) and/or increase commitments under the First Lien Revolving Facility (each, a “First Lien Incremental Revolving Facility” and collectively, the “First Lien Incremental Revolving Facilities”; the First Lien Incremental Term Facilities and the First Lien Incremental Revolving Facilities are collectively referred to herein as “First Lien Incremental Facilities”) in an aggregate principal amount not exceeding the Incremental Cap (as defined below) when combined with any First Lien Incremental Equivalent Debt (as defined below and, together with the First Lien Incremental Facilities, “First Lien Incremental Debt”) Second Lien Incremental Debt and Second Lien Incremental Equivalent Debt (as defined in the Second Lien Term Sheet, and together with the First Lien Incremental Debt, the “Incremental Debt”).  First Lien Incremental Facilities may be provided by existing Lenders or Eligible Assignees (each an “Incremental Lender”), but no Lender will be required to participate in any First Lien Incremental Facility.

The terms of any First Lien Incremental Term Facility shall be as agreed by Borrower and the applicable Incremental Lenders, provided that (i) any First Lien Incremental Debt incurred in reliance on the Incurrence Incremental Amount in an amount that exceeds an amount to be agreed, issued within six months after the Closing Date and maturing earlier than two (2) years after the Term Maturity Date shall comply with the MFN Requirement (defined below), (ii) other than Permitted Short-Term Incremental Debt (defined below), the maturity date and weighted average life to maturity of any First Lien Incremental Term Facility shall be no earlier or shorter, respectively, than the maturity date and weighted average life to maturity of the initial First Lien Term Facility (determined without giving effect to any prepayments that reduce amortization) and (iii) covenants and events of default shall be no more restrictive than the comparable provisions in the First Lien Facility Documentation, except (A) if the more restrictive terms also benefit the initial First Lien Term Facility and the First Lien Revolving Facility or are not effective until after the Term Maturity Date, or (B) to the extent reasonably satisfactory to the First Lien Administrative Agent.  Any First Lien Incremental Term Facility may provide for the ability to participate (on not more than a pro rata basis) in any prepayments of the term loans under the First Lien Term Facility.

Each First Lien Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the First Lien Revolving Facility (including the final maturity date thereof); provided that the applicable margins applicable thereto may be increased if necessary to be consistent with that for the First Lien Incremental Revolving Facility.

Obligations under any First Lien Incremental Facility shall constitute pari passu secured, junior secured or unsecured obligations under the First Lien Facility Documentation, guaranteed by the Guarantees and, to the extent secured, co-secured by the liens on the Collateral granted under the First Lien Facility Documentation, on an equal and ratable or junior basis. The First Lien Facility Documentation shall be amended to give effect to borrowings under the First Lien Incremental Facility by documentation executed by the applicable Incremental Lenders, the First Lien Administrative Agent and Borrower, without the consent of any other Lender.

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The “Incremental Cap,” on the date of incurrence of any First Lien Incremental Debt,  shall equal the sum of (A) an unlimited amount (the “Incurrence Incremental Amount”) at any time so long as, (x) in the case of First Lien Incremental Debt secured by the Collateral on a pari passu basis with the First Lien Facilities, the First Lien Leverage Ratio shall be no greater than (1) the Closing Date First Lien Leverage Ratio or (2) in the case of any such First Lien Incremental Debt incurred in connection with any acquisition or similar investment not prohibited by the First Lien Facility Documentation, the greater of the Closing Date First Lien Leverage Ratio and the level at the end of the most recently ended fiscal quarter prior to such transaction, (y) in the case of First Lien Incremental Debt secured by liens on Collateral that are pari passu with or junior to the liens of the Second Lien Term Facility, the Secured Leverage Ratio (as defined below) shall be no greater than (1) the Closing Date Secured Leverage Ratio or (2) in the case of any such First Lien Incremental Debt incurred in connection with any acquisition or similar investment not prohibited by the First Lien Facility Documentation, the greater of the Closing Date Secured Leverage Ratio and the level at the end of the most recently ended fiscal quarter prior to such transaction, and (z) in the case of unsecured First Lien Incremental Debt, either (i) the Total Leverage Ratio (as defined below) shall not exceed (1) 0.50x outside the Closing Date Total Leverage Ratio or (2) in the case of any such First Lien Incremental Debt incurred in connection with any acquisition or similar investment not prohibited by the First Lien Facility Documentation, the greater of 0.50x outside the Closing Date Total Leverage Ratio and the level at the end of the most recently ended fiscal quarter prior to such transaction, or (ii) the Interest Coverage Ratio (to be defined as the ratio of EBITDA to cash interest expense) is greater than or equal to (1) 2.00:1.00 or (2) in the case of any such First Lien Incremental Debt incurred in connection with any acquisition or similar investment not prohibited by the First Lien Facility Documentation, the lesser of (x) 2.00:1.00 or (y) the level at the end of the most recently ended fiscal quarter prior to such transaction, in each case, calculated on an Incremental Pro Forma Basis plus (B) an amount (the “First Lien Fixed Incremental Amount”) equal to (I) the greater of (x) a fixed amount equal to 1.0x pro forma EBITDA as of the Closing Date and (y) 100% of pro forma EBITDA (as defined below) at the time of incurrence, less (II) the aggregate principal amount of Second Lien Incremental Debt incurred in reliance on the Second Lien Fixed Incremental Amount plus (C) the aggregate amount of all voluntary prepayments of the First Lien Facilities (with respect to the First Lien Revolving Facility, to the extent accompanied by a permanent reduction of the revolving commitments thereunder) or First Lien Incremental Debt (to the extent secured on a pari passu basis with the First Lien Facilities) prior to such date of incurrence (other than to the extent such voluntary prepayment is funded with proceeds of long-term debt), additional debt buybacks of the Initial Term Loans permitted under the First Lien Facility Documentation (to the extent of the actual amount of cash paid), payments utilizing the yank-a-bank provisions of the First Lien Facility Documentation, and, solely with respect to the applicable extension debt, such portion of outstanding loans under the First Lien Facilities effectively extended pursuant to any applicable First Lien Incremental Debt (the “Prepayment Component”); provided that, except as provided below under “Conditions to Each Subsequent Borrowing” with respect to a Limited Condition Transaction (as defined below), (i) no event of default shall exist or would exist after giving effect to such First Lien Incremental Debt and (ii) the representations and warranties in the First Lien Facility Documentation shall be true and correct in all material respects (unless already qualified by materiality, in which case they shall be true and correct in all respects).

The “MFN Requirement” means that the all-in yield (taking into consideration interest rate margins, original issue discount (“OID”), upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the relevant Lenders (with OID being equated to interest based on an assumed four-year life to maturity), but disregarding any arranger fees or LIBOR or Base Rate floor, of the First Lien Incremental Facility will not be more than 75 basis points higher than the corresponding all-in yield for the existing First Lien Term Facility, calculated consistently, but giving effect to any increase in interest rate margins or additional fees (which shall be deemed to constitute like amounts of OID) provided with respect to the existing First Lien Term Facility in connection with such issuance and/or syndication.

“Permitted Short-Term Incremental Debt” means (x) debt in an aggregate outstanding principal amount not exceeding the greater of an amount to be agreed and a percentage to be agreed of pro forma EBITDA or (y) any bridge financing converting to, or intended to be refinanced by, debt complying with the applicable maturity and weighted average life requirement subject to customary terms and conditions to be agreed.

If Borrower incurs First Lien Incremental Debt using the First Lien Fixed Incremental Amount and/or Prepayment Component on the same date that it incurs indebtedness using the Incurrence Incremental Amount, the First Lien Leverage Ratio or other applicable ratio will be calculated without regard to any incurrence of indebtedness under the First Lien Fixed Incremental Amount and/or Prepayment Component.

Any portion of First Lien Incremental Debt incurred other than under the Incurrence Incremental Amount may be re-designated at any time, as Borrower may elect from time to time, as incurred under the Incurrence Incremental Amount if Borrower meets the applicable ratio under the Incurrence Incremental Amount, at such time on a pro forma basis at any time subsequent to the incurrence of such First Lien Incremental Debt by written notice to the First Lien Administrative Agent on such date.

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Notwithstanding anything to the contrary herein, with respect to any First Lien Incremental Debt or other debt incurred in connection with any permitted acquisition or investment (a “Limited Condition Transaction”), subject to customary testing provisions for future incurrence tests pending the consummation of such Limited Condition Transaction, the proceeds of which will fund such Limited Condition Transaction, (x) Borrower may elect to calculate the Incremental Cap or other applicable ratio as of the date it commits to such Limited Condition Transaction, and may thereafter incur such First Lien Incremental Debt or other debt to finance such Limited Condition Transaction in reliance on such calculation; provided that any such First Lien Incremental Debt shall be deemed incurred for purposes of calculating the Incurrence Incremental Amount (and other incurrence ratios) at any time after such calculation date and prior to the incurrence of such First Lien Incremental Debt (or termination or rescission of such agreement or declaration) and (y) the conditions precedent related to the absence of defaults (other than a payment or bankruptcy event of default) and accuracy of representations and warranties will be waivable by the lenders in respect of any such First Lien Incremental Debt.

The First Lien Administrative Agent and lenders providing First Lien Incremental Debt may conclusively rely on Borrower’s calculation of the Incremental Cap and determination that other applicable requirements have been met, and First Lien Incremental Facilities provided in reliance thereon shall be deemed effective (but nothing in this sentence shall serve to waive any default arising from Borrower’s failure to satisfy such requirements).

In addition, following the Restrictions End Date, Borrower may incur debt outside of the First Lien Facility Documentation in lieu of adding First Lien Incremental Term Facilities (“First Lien Incremental Equivalent Debt”), in an aggregate principal amount not exceeding the Incremental Cap, when combined with all other First Lien Incremental Debt, on such terms as Borrower may agree; provided that, (i) other than Permitted Short-Term Incremental Debt, the maturity date and weighted average life to maturity of such First Lien Incremental Equivalent Debt shall be no earlier or shorter, respectively, than the maturity date and weighted average life to maturity (determined without giving effect to any prepayments that reduce amortization) of the initial First Lien Term Facility, (ii) the terms of any junior-lien or unsecured First Lien Incremental Equivalent Debt (other than Permitted Short-Term Incremental Debt) shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the earliest maturity date permitted by clause (i), above, other than the ability to participate (on a junior basis) in any mandatory prepayments of the Initial Term Loans, (iii) First Lien Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the First Lien Facilities may participate (on not more than a pro rata basis) in any mandatory prepayments of the First Lien Term Facility, (iv) borrowers and guarantors of First Lien Incremental Equivalent Debt shall be Loan Parties, (v) any secured First Lien Incremental Equivalent Debt shall (A) be subject to an intercreditor agreement on terms reasonably acceptable to the First Lien Administrative Agent and (B) not be secured by any property or assets other than Collateral and (vi) the terms and conditions of such First Lien Incremental Equivalent Debt (excluding pricing, interest rate margins, fees, discounts, rate floors and optional prepayment or redemption terms) are (taken as a whole) not materially more favorable (as determined in good faith by the board of directors of Borrower) to the lenders or noteholders providing such First Lien Incremental Equivalent Debt than those applicable to the First Lien Term Facility (except for covenants or other provisions applicable only to periods after the earliest maturity date permitted by clause (i), above) as determined in good faith by Borrower.

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Refinancing Facilities:
The First Lien Facility Documentation will permit Borrower to refinance loans under the First Lien Term Facility (as it may be increased pursuant to the provisions described above) or commitments under the First Lien Revolving Facility (as it may be increased pursuant to the provisions described above) from time to time, in whole or part, in a principal amount not to exceed the principal amount of debt so refinanced (plus any accrued but unpaid interest, premiums and fees payable by the terms of such debt thereon and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such refinancing, plus such additional amounts to the extent otherwise permitted to be incurred under the First Lien Facility Documentation (provided the applicable baskets are utilized in connection with the incurrence of such additional amount of debt)), with (A) one or more new term facilities (“Refinancing Term Facilities”) or new revolving credit facilities (“Refinancing Revolving Facilities” and, collectively with any Refinancing Term Facilities, the “Refinancing Facilities”) under the First Lien Facility Documentation complying with the applicable restrictions on terms applicable to First Lien Incremental Facilities (other than the MFN Requirement) or (B) other debt (not governed by the First Lien Facility Documentation), which may be unsecured, or secured by the Collateral on a pari passu or junior basis with the First Lien Facilities (“Other Refinancing Debt”) complying with the applicable restrictions on terms applicable to First Lien Incremental Equivalent Debt.

Obligations under any Refinancing Facility shall constitute pari passu secured obligations under the First Lien Facility Documentation, guaranteed by the Guarantees and co-secured by the liens on the Collateral granted under the First Lien Facility Documentation, on an equal and ratable basis. The First Lien Facility Documentation shall be amended to give effect to borrowings under the Refinancing Facility by documentation executed by the lenders providing such Refinancing Facility, the First Lien Administrative Agent and Borrower, without the consent of any other Lender.

The First Lien Administrative Agent and lenders providing Refinancing Facilities or Other Refinancing Debt may conclusively rely on Borrower’s determination that applicable requirements have been met, and Refinancing Facilities or Other Refinancing Debt provided in reliance thereon shall be deemed effective (but nothing in this sentence shall serve to waive any default arising from Borrower’s failure to satisfy such requirements).

Guarantees:
The First Lien Facilities and any First Lien Hedging/Cash Management Arrangements (as defined below) will be fully and unconditionally guaranteed (the “Guarantees”) on a joint and several basis by Holdings and all of the existing and future direct and indirect U.S. wholly-owned restricted subsidiaries of Holdings (other than Borrower (except with respect to First Lien Hedging/Cash Management Arrangements of its restricted subsidiaries)), subject to exceptions to be agreed, including:  (i) any U.S. subsidiary that has no material assets other than equity, of one or more foreign subsidiaries of Holdings that are “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (any such foreign entity, a “CFC”) (any such U.S. subsidiary, a “FSHCO”), (ii) any U.S. subsidiary of a foreign subsidiary of Holdings that is a CFC, (iii) immaterial subsidiaries, (iv) any special purpose entity, captive insurance subsidiary or not for profit subsidiaries, (v) any subsidiary to the extent that the burden or cost (including adverse tax consequences) of obtaining a guaranty outweighs the benefit afforded thereby as determined by Borrower and the First Lien Administrative Agent together in good faith, (vi) any unrestricted subsidiary, (vii) any subsidiary if providing such guaranty would result in material adverse tax consequences, as reasonably determined by Borrower, and (viii) any subsidiary prohibited or restricted (including by any third party consent requirement) from providing such Guarantee by (A) applicable law, or (B) any permitted contract (including permitted debt) entered into prior to (and not entered into in contemplation of) the Closing Date or the acquisition of such subsidiary.

Holdings and restricted subsidiaries providing Guarantees are referred to herein as “Guarantors”.

Guarantees shall exclude swap obligations to the extent not permitted by the Commodity Exchange Act, or any regulation thereunder, by virtue of a subsidiary failing to constitute an “eligible contract participant.”

Annex I - 9

Security:
Subject to the limitations set forth below and subject to the Certain Funds Provisions, the obligations of Borrower and the Guarantors in respect of the First Lien Facilities and any hedging or cash management obligations designated by Borrower to which the First Lien Administrative Agent, any arranger under the First Lien Facilities, any lender under the First Lien Facilities or any affiliate of any of the foregoing is a counterparty (the “First Lien Hedging/Cash Management Arrangements”) shall be secured by a first priority perfected security interest (subject to permitted liens and other mutually agreed exceptions) on substantially all tangible and intangible assets, and mortgages on real property, in each case, of Borrower and the Guarantors, now or hereafter owned (after giving effect to the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything set forth herein to the contrary, (a) not more than 65% of the voting equity interests (and 100% of any non-voting equity interests) of any foreign subsidiary that is a CFC or any FSHCO shall be required to be pledged and (b) agreed exceptions to the Collateral will include: (i) any real property that is not fee-owned and any real property with a value of less than an amount to be agreed (it being understood there shall be no requirement to obtain any survey, landlord or other third party waivers, estoppels or collateral access letters), (ii) motor vehicles and other assets subject to certificates of title (except as to which perfection of the security interest therein can be accomplished by the filing of a UCC financing statement), letter of credit rights (except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished automatically without further action or by the filing of a UCC financing statement) and commercial tort claims below a threshold to be agreed, (iii) pledges and security interests prohibited by law after giving effect to the applicable anti-assignment provisions of the UCC, (iv) equity interests (A) constituting margin stock, (B) of unrestricted subsidiaries, (C) of captive insurance subsidiaries, (D) of not for profit subsidiaries, (E) of special purpose entities, and (F) of any person (other than Borrower and any wholly-owned U.S. subsidiary) if such pledge would violate any restriction (including, by any consent requirement) in its organizational or joint venture documents or any contract binding on such person on the Closing Date or at the time of its acquisition by a Loan Party and not entered into in contemplation thereof, in each case after giving effect to the applicable anti-assignment provisions of the UCC, (v) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (vi) any intellectual property, lease, license, or other agreement to the extent that a grant of a security interest therein would violate or invalidate, or render unenforceable any right, title or interest of Borrower or any Guarantor in, such intellectual property, lease, license, or agreement, or create a right of termination in favor of any other party thereto (other than Borrower or a Guarantor), after giving effect to the applicable anti-assignment provisions of the UCC, (vii)  any property and assets the pledge of which would require governmental consent, approval, license or authorization that has not been obtained, after giving effect to the applicable anti-assignment provisions of the UCC, (viii) any governmental lease, licenses or state or local franchises, charters and authorizations if and for so long as the grant of a security interest therein is prohibited or restricted thereby, after giving effect to the applicable anti-assignment provisions of the UCC, (ix) any acquired property (including property acquired through acquisition or merger of another entity that is not Borrower or a Guarantor) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement binding on such property (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (x)  if Borrower and the First Lien Administrative Agent in good faith determine the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby, (xi) any payroll and other employee wage and benefit accounts, tax accounts (including, without limitation, sales tax accounts), escrow accounts and fiduciary or trust accounts maintained for the benefit of unaffiliated third parties, in each case, as long as such accounts are used solely for such purposes, (xii) any property subject to any purchase money security interest or capital lease, in each case permitted under the First Lien Facility Documentation to the extent and for so long as such contract or other agreement prohibits such security interest or pledge, (xiii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by Borrower in consultation with the First Lien Administrative Agent and (xiv) other exceptions to be mutually agreed (clauses (a) and (b) collectively, the “Excluded Assets”).  In addition, (A) except in the case of the assets and equity of any co-borrower organized in any non-U.S. jurisdiction pursuant to the provisions under the heading “Borrower” above, no security or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required, and Borrower and the Guarantors shall not be required to take any actions outside the U.S. to create or perfect security interests in any assets located or titled outside of the U.S. (it being understood that there shall be no security agreement or pledge agreement governed under the laws of any non-U.S. jurisdiction) and (B) perfection by possession or control shall not be required with respect to any immaterial notes or other evidence of immaterial debt, or any deposit or securities accounts, and no delivery of stock certificates (or equivalent) with respect to equity interests in any immaterial subsidiaries or non-wholly owned subsidiaries shall be required.

The above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the First Lien Administrative Agent and in any event subject to the Documentation Principles.

Annex I - 10

Conditions to Initial Borrowings:	Conditions precedent to initial borrowings under the First Lien Facilities on the Closing Date shall consist solely of the Specified Conditions (subject to the Certain Funds Provisions).

Conditions to Each Subsequent Borrowing:
Conditions precedent to each borrowing or issuance under the First Lien Facilities (other than the borrowings on the Closing Date) will be (1) the absence of any continuing default or event of default (provided that with respect to any First Lien Incremental Facility the proceeds of which are used to finance a Limited Condition Transaction, no event of default shall have occurred and be continuing at the time of, entry into the applicable acquisition agreement and no payment or bankruptcy event of default shall have occurred and be continuing at the time of such credit extension), (2) the accuracy of all representations and warranties in all material respects (or, if qualified by materiality or material adverse effect, in all respects) (provided that with respect to any First Lien Incremental Facility the proceeds of which are to be used to finance a Limited Condition Transaction, the conditions precedent related to the accuracy of representations and warranties will be waivable by the lenders in respect of any such First Lien Incremental Debt), and (3) receipt of a customary borrowing notice or letter of credit request, as applicable.

Documentation Principles:
The First Lien Facility Documentation shall (i) be based on, and not less favorable, taken as a whole, to Borrower than, that certain First Lien Credit Agreement, dated as of October 1, 2020, by and among Gainwell Acquisition Corp. (f/k/a Milano Acquisition Corp.), the other borrowers party thereto from time to time, the guarantors party thereto from time to time, the lending institutions party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, L/C issuer and a lender and the other parties thereto (the “Precedent Credit Agreement”), (ii) be initially drafted by counsel to Sponsor and be negotiated in good faith by Borrower and the Commitment Parties to finalize such First Lien Facility Documentation, giving effect to the Certain Funds Provisions, as promptly as practicable after the acceptance of this Commitment Letter and the Fee Letter, (iii) contain the terms and conditions set forth in this Commitment Letter, (iv) not be subject to any conditions to the funding of the First Lien Facilities on the Closing Date other than as set forth in Annex III to the Commitment Letter, (v) contain only those mandatory prepayments, representations, warranties, affirmative, financial and negative covenants and events of default provided for in this Annex I to the Commitment Letter, in each case, applicable to Borrower and its restricted subsidiaries (and in certain customary cases, Holdings) and with exceptions for materiality or otherwise and “baskets” consistent (where applicable) with the other clauses of this section, (vi) reflect the administrative and operational requirements of the First Lien Administrative Agent, (vii) contain updates to the precedent documentation for changes in law, (viii) give due regard to the financial model provided to the Lead Arrangers, and (ix) give due regard to the operational and strategic requirements of Holdings and its restricted subsidiaries and their size, industries, practices, proposed business plan and the matters described in the Acquisition Agreement, including as to materiality thresholds, qualifications, “baskets” and other limitations and exceptions commensurate with the size of Holdings, in each case, after giving effect to the Transactions.  This paragraph and the provisions herein are referred to as the “Documentation Principles”.

Annex I - 11

Representations and Warranties:
Subject to the Certain Funds Provisions, representations and warranties will apply to Holdings and its restricted subsidiaries, will be subject to customary materiality levels and/or exceptions to be negotiated and reflected in the First Lien Facility Documentation (in accordance with the Documentation Principles), will be subject to the disclosure schedule delivered on the Closing Date, and will in any event be limited to the following:

Accuracy of financial statements; Projections prepared in good faith; no material adverse change after the Closing Date; organization and qualification; compliance with law; organizational power and authority; due authorization; execution and delivery and enforceability of the First Lien Facility Documentation; no material governmental approvals and consents; no conflict with organizational documents, law or material contractual obligations; no default under material agreements; no material litigation; ownership of property; intellectual property; taxes; Federal Reserve regulations; ERISA and labor; Investment Company Act; restricted subsidiaries and equity interests held by the Loan Parties; environmental matters; solvency on a consolidated basis on the Closing Date (such representation and warranty to contain a definition of solvency consistent with the Solvency Certificate set forth in Exhibit A to Annex III); accuracy and completeness of disclosure; Patriot Act; compliance with OFAC, FCPA, anti-terrorism laws and other applicable sanctions and anti-money laundering laws; insurance; use of proceeds; and creation and perfection and priority of security interests.

Affirmative Covenants:
Affirmative covenants will apply to Holdings and its restricted subsidiaries, will be subject to thresholds and exceptions to be agreed in accordance with the Documentation Principles, and will be limited to the following:

Delivery of (x) unaudited quarterly financials (for the first three fiscal quarters of each fiscal year) certified as to accuracy and compliance with GAAP by a financial officer; (y) audited annual financial statements (with the audited annual financial statements, an annual audit opinion from a nationally recognized auditor that is not subject to any qualification as to “going concern” or scope of the audit (other than with respect, or expressly resulting from (i) an upcoming maturity date under any debt, (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period or (iii) activities of Unrestricted Subsidiaries)) and (z) annual budget (within time periods to be agreed, with extended time periods to be agreed for delivery of the first audit and budget, and certain quarterly financial statements, after the Closing Date or any material acquisition); quarterly management’s discussion and analysis; compliance certificates; notices of defaults, material litigation, material ERISA events and material adverse change; payment of material taxes; maintenance of existence and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation, ERISA); maintenance of property and customary insurance; maintenance of books and records; subject to limitations to be agreed, right of the First Lien Administrative Agent to inspect property and books and records; use of proceeds; guarantees/collateral; further assurances; use of commercially reasonable efforts to obtain and maintain public corporate credit/family ratings of Holdings and ratings of the First Lien Term Facility from Moody’s and S&P (but not to maintain a specific rating); delivery of information required by PATRIOT ACT and beneficial ownership regulations.

Annex I - 12

Negative Covenants:
Incurrence-based negative covenants will apply to Holdings and its restricted subsidiaries, will be subject to thresholds and exceptions to be agreed in accordance with the Documentation Principles, and will be limited to the following:

Limitations on debt and debt-like preferred stock, liens, investments, restricted payments (dividends and equity repurchases and redemptions), prepayments of certain junior debt, Dispositions, mergers, transactions with affiliates, agreements restricting liens and restricted payments, activities of Holdings, changes to fiscal year and amendments to junior debt documents and organizational documents.

Exceptions to such negative covenants will, (x) where appropriate, include caps and thresholds based on the greater of an amount to be agreed and a corresponding percentage of EBITDA, (y) permit allocation (or reallocation) of transactions across multiple exceptions (subject to certain exceptions to be agreed) and (z) include, without limitation, the following:

(a)          Debt:

(i)          intercompany debt (subject to compliance with investment restriction);

(ii)         following the Restrictions End Date, baskets permitting the Incremental Facilities and the Incremental Equivalent Debt as in effect on the Closing Date;

(iii)      indebtedness in respect of capital/finance leases existing as of the Closing Date to the extent permitted under the terms of the Acquisition Agreement and additional purchase money debt and capital/finance leases not to exceed the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA;

(iv)        following the Restrictions End Date, indebtedness subject to customary limitations (“Ratio Debt”) so long as:

•            in the case of indebtedness secured on a pari passu basis with the First Lien Facilities, the First Lien Leverage Ratio is equal to or less than (1) the Closing Date First Lien Leverage Ratio or (2) in the case of any such Ratio Debt incurred in connection with any acquisition or similar investment not prohibited by the First Lien Facility Documentation, the greater of the Closing Date First Lien Leverage Ratio and the level at the end of the most recently ended fiscal quarter prior to such transaction, in each case on a pro forma basis,

•            in the case of indebtedness secured on a pari passu basis with the Second Lien Term Facility, the Secured Leverage Ratio is equal to or less than (1) the Closing Date Secured Leverage Ratio or (2) in the case of any such Ratio Debt incurred in connection with any acquisition or similar investment not prohibited by the First Lien Facility Documentation, the greater of the Closing Date Secured Leverage Ratio and the level at the end of the most recently ended fiscal quarter prior to such transaction, in each case on a pro forma basis,

•           in the case of indebtedness secured on a junior basis to the Second Lien Term Facility, the Secured Leverage Ratio is equal to or less than (1) the Closing Date Secured Leverage Ratio or (2) in the case of any such Ratio Debt incurred in connection with any acquisition or similar investment not prohibited by the First Lien Facility Documentation, the greater of the Closing Date Secured Leverage Ratio and the level at the end of the most recently ended fiscal quarter prior to such transaction, in each case on a pro forma basis,

Annex I - 13

• in the case of indebtedness that is unsecured, either (i) the Total Leverage Ratio shall not exceed (1) 0.50x outside the Closing Date Total Leverage Ratio or (2) in the case of any such Ratio Debt incurred in connection with any acquisition or similar investment not prohibited by the First Lien Facility Documentation, the greater of 0.50x outside the Closing Date Total Leverage Ratio and the level at the end of the most recently ended fiscal quarter prior to such transaction, or (ii) the Interest Coverage Ratio is greater than or equal to (1) 2.00:1.00 or (2) in the case of any such Ratio Debt incurred in connection with any acquisition or similar investment not prohibited by the First Lien Facility Documentation, the lesser of (x) 2.00:1.00 or (y) the level at the end of the most recently ended fiscal quarter prior to such transaction, in each case on a pro forma basis, and

•            Ratio Debt of non-Guarantor subsidiaries will be subject to a cap not to exceed the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA (when combined with indebtedness of non-Guarantor subsidiaries incurred under the Assumed Acquisition Debt and Incurrence Acquisition Debt exceptions);

(v)         following the Restrictions End Date, acquired debt (“Assumed Acquisition Debt”) (pre-existing debt of acquired persons not incurred in anticipation of the acquisition) so long as the amount thereof does not exceed the sum of (a) the greater of a fixed dollar amount to be agreed and a corresponding percentage of EBITDA plus (b) either:

•            in the case of indebtedness secured on a pari passu basis with the First Lien Facilities, the First Lien Leverage Ratio is equal to or less than the greater of (x) Closing Date First Lien Leverage Ratio and (y) the level at the end of the most recently ended fiscal quarter prior to such acquisition, in each case on a pro forma basis,

•            in the case of indebtedness secured on a pari passu basis with the Second Lien Term Facility, the Secured Leverage Ratio is equal to or less than the greater of (x) the Closing Date Secured Leverage Ratio and (y) the level at the end of the most recently ended fiscal quarter prior to such acquisition, in each case on a pro forma basis,

•            in the case of indebtedness secured on a junior basis to the Second Lien Term Facility, the Secured Leverage Ratio is equal to or less than the greater of (x) the Closing Date Secured Leverage Ratio and (y) the level at the end of the most recently ended fiscal quarter prior to such acquisition, in each case on a pro forma basis,

•            in the case of indebtedness that is unsecured, (1) the Total Leverage Ratio is equal to or less than the greater of (x) 0.50x outside the Closing Date Total Leverage Ratio and (y) the level at the end of the most recently ended fiscal quarter prior to such acquisition, in each case on a pro forma basis or (2) the Interest Coverage Ratio is greater than or equal to the lesser of (x) 2.00:1.00 or (y) the level at the end of the most recently ended fiscal quarter prior to such acquisition, in each case on a pro forma basis, and

Annex I - 14

• Assumed Acquisition Debt of non-Guarantor subsidiaries will be subject to a cap not to exceed the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA (when combined with indebtedness of non-Guarantor subsidiaries incurred under the Incurrence Acquisition Debt and Ratio Debt exceptions);

(vi)       following the Restrictions End Date, indebtedness incurred or assumed to finance an acquisition permitted under the First Lien Facility Documentation subject to customary limitations (“Incurrence Acquisition Debt”) so long as the amount thereof does not exceed the sum of (a) the greater of a fixed dollar amount to be agreed and a corresponding percentage of EBITDA plus (b) either:

•           in the case of indebtedness secured on a pari passu basis with the First Lien Facilities, the First Lien Leverage Ratio is equal to or less than the greater of (x) Closing Date First Lien Leverage Ratio and (y) the level at the end of the most recently ended fiscal quarter prior to such acquisition, in each case on a pro forma basis,

•           in the case of indebtedness secured on a pari passu basis with the Second Lien Term Facility, the Secured Leverage Ratio is equal to or less than the greater of (x) the Closing Date Secured Leverage Ratio and (y) the level at the end of the most recently ended fiscal quarter prior to such acquisition, in each case on a pro forma basis,

•           in the case of indebtedness secured on a junior basis to the Second Lien Term Facility, the Secured Leverage Ratio is equal to or less than the greater of (x) the Closing Date Secured Leverage Ratio and (y) the level at the end of the most recently ended fiscal quarter prior to such acquisition, in each case on a pro forma basis,

•           in the case of indebtedness that is unsecured, (1) the Total Leverage Ratio is equal to or less than the greater of (x) 0.5x outside the Closing Date Total Leverage Ratio and (y) the level at the end of the most recently ended fiscal quarter prior to such acquisition, in each case on a pro forma basis or (2) the Interest Coverage Ratio is greater than or equal to the lesser of (x) 2.00:1.00 or (y) the level at the end of the most recently ended fiscal quarter prior to such acquisition, in each case on a pro forma basis, and

•           Incurrence Acquisition Debt of non-Guarantor subsidiaries will be subject to a cap not to exceed the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA (when combined with indebtedness of non-Guarantor subsidiaries incurred under the Assumed Acquisition Debt and Ratio Debt exceptions);

(vii)      following the Restrictions End Date, unsecured debt of Holdings, subject to customary requirements to be agreed;

Annex I - 15

(viii) other debt up to the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA (provided that only a portion of such basket to be agreed shall be available prior to the Restrictions End Date);

(ix)      following the Restrictions End Date, indebtedness in connection with securitization, factoring or similar arrangements not to exceed the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA; and

(x)         the unsecured 7.450% Notes due 2029 outstanding on the Closing Date (approximately $66 million outstanding on the date of the Commitment Letter).

(b)          Liens:

(i)          Liens securing any Incremental Debt or Other Refinancing Debt,

(ii)        liens securing Ratio Debt, Assumed Acquisition Debt and Incurrence Acquisition Debt, so long as, in each case, such debt is subject to an intercreditor agreement reasonably acceptable to the First Lien Administrative Agent and Borrower;

(iii)       liens securing (x) permitted intercompany debt (which shall be subordinated to the liens securing the First Lien Facilities (if granted by Loan Parties)) and (y) indebtedness incurred pursuant to clause (a)(iii) above and clause (a)(ix) above (subject to customary parameters to be agreed), which liens may be senior to the liens of the First Lien Facilities;

(iv)        liens on assets of non-Loan Parties securing obligations that are permitted to be incurred by such non-Loan Parties;

(v)         pre-existing liens on acquired assets not incurred in anticipation of the acquisition; and

(vi)        other liens up to the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA;

(c)          Investments:

(i)          investments in any Company (other than Holdings), limited for Loan Party investments in non-Loan Parties to the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA;

(ii)        following the Restrictions End Date, acquisitions of all or a majority of any person or business (including any increase in an existing investment resulting in full or majority ownership) subject only to the following and to the Limited Condition Transaction provisions (“Permitted Acquisitions”): (x) no event of default existing on the date of the acquisition or investment agreement and no payment or bankruptcy event of default exists or would result therefrom on the closing date of the acquisition or investment, (y) acquired persons will become (or acquired assets will be owned by) restricted subsidiaries or persons that become restricted subsidiaries and (z) (subject to limitations in “Guarantees” and “Security” above)compliance with the collateral and guaranty requirements;

Annex I - 16

(iii) following the Restrictions End Date, subject to (i) no event of default existing or resulting therefrom (and to the Limited Condition Transaction provisions) and (ii) pro forma compliance with a Total Leverage Ratio equal to the Closing Date Total Leverage Ratio, investments using the Available Amount (as defined below);

(iv)       following the Restrictions End Date, unlimited investments so long as the pro forma Total Leverage Ratio does not exceed a level 1.00x inside the Closing Date Total Leverage Ratio, subject to the absence of any continuing event of default (and to the Limited Condition Transaction provisions); and

(v)          other investments up to the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA (provided that only a portion of such basket shall be available prior to the Restrictions End Date);

(d)          Dispositions:

(i)          Dispositions for fair market value, subject to no event of default existing or resulting therefrom to the extent (x) not exceeding the greater of an amount to be agreed and a percentage to be agreed of EBITDA or (y) otherwise provided that at least 75% of the consideration for such Disposition consists of (A) cash or cash equivalents and/or (B) designated non-cash consideration to be agreed (provided that there shall be a cap on the maximum amount of dispositions prior to the Restrictions End Date);

(ii)        Dispositions resulting in no more than an amount to be agreed in net cash proceeds for any individual transaction and no more than an amount to be agreed in net cash proceeds for all asset sales in any fiscal year; and

(iii)       Dispositions of non-core assets acquired in an acquisition or other investment, either (x) pursuant to agreements executed in connection with such acquisition or investment or (y) for fair market value within one year after such acquisition or investment;

(e)        Restricted payments and junior debt prepayments:

(i)        Following the Restrictions End Date, regular dividends following an initial public offering up to per annum cap equal to 6.00% of the greater of (x) the net proceeds thereof and (y) the market capitalization of Holdings, so long as no Event of Default exists at the time of the declaration thereof or would result therefrom;

(ii)         customary tax distributions;

(iii)        distributions to pay operating expenses and employee equity repurchases, in each case, up to an annual cap to be agreed, with full carry-forward, and subject to customary terms;

(iv)        following the Restrictions End Date, subject to no event of default existing or resulting therefrom, payments made with the Available Amount;

(v)         following the Restrictions End Date, subject to no event of default existing or resulting therefrom, unlimited payments so long as the pro forma Total Leverage Ratio does not exceed a level 1.50x inside the Closing Date Total Leverage Ratio; and

(vi)         payments aggregating up to a fixed amount and a percentage of EBITDA to be agreed (provided that only a portion of such basket shall be available prior to the Restrictions End Date).

(f)          Affiliate transactions: limited to transactions with a fair market value in excess of an amount to be agreed.

Annex I - 17

“Available Amount” means, at any time, an amount equal to (a) the greater of (x) a fixed dollar amount to be agreed and (y) a corresponding percentage of EBITDA (the “Available Amount Starter Basket”), plus (b) an amount (which shall not be less than zero in any year) equal to either Retained Excess Cash Flow (to be defined in a manner to be mutually agreed upon) or 50% of Consolidated Net Income (which Consolidated Net Income for such purposes shall be no less than $0), as elected by Borrower prior to the earlier of the Closing Date and the launch of general syndication, plus (c) amounts received by Borrower from qualified equity issuances and capital contributions after the Closing Date (valued as of receipt, and excluding Specified Equity Contributions) that are not otherwise applied, plus (d) the aggregate amount of third party debt converted to or exchanged for qualified equity (excluding junior debt subject to prepayment restrictions as contemplated above), plus (e) the net proceeds of sales of investments after the Closing Date made using the Available Amount (up to the amount of the original investment), plus (f) to the extent not included in Consolidated Net Income or EBITDA, as the case may be, the value of returns, profits, distributions and similar amounts received on investments made using the Available Amount (up to the amount of the original investment), plus (g) the amount of investments in unrestricted subsidiaries made using the Available Amount (up to the amount that is the lesser of (A) the fair market value of the unrestricted subsidiary at the time of redesignation and (B) the amount of the original investment) to the extent redesignated restricted subsidiaries or merged or consolidated with restricted subsidiaries, plus (h) Declined Proceeds minus the amount of investments, restricted payment and restricted junior debt prepayments made using the Available Amount.

Financial Covenant:
With respect to the First Lien Term Facility:  None.

With respect to the First Lien Revolving Facility: Limited to a maximum First Lien Leverage Ratio covenant (the “Financial Covenant”).  The Financial Covenant will be set at a single level set to reflect a 35% cushion to Closing Date EBITDA (and without giving effect to any cash on the balance sheet on the Closing Date).

The Financial Covenant shall be tested only in the event that on the last day of any fiscal quarter of Holdings (commencing with the first full fiscal quarter of Holdings ending after the Closing Date) the aggregate revolving credit exposure under the First Lien Revolving Facility exceeds 35% of the aggregate commitments under the First Lien Revolving Facility (excluding all cash collateralized letters of credit and other letters of credit in an aggregate undrawn amount to be agreed) (the “Testing Threshold”).

The cash proceeds of a sale of, or contribution to, equity (which equity shall be common equity or other equity (such other equity to be on terms reasonably acceptable to the First Lien Administrative Agent)) of Holdings (contributed, in turn, as cash common equity to Borrower) during any fiscal quarter and on or prior to the day that is fifteen (15) business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Period”) will, at the request of Borrower, be included in the calculation of EBITDA for purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) in each four (4) consecutive fiscal quarter period, there shall be no more than two (2) fiscal quarters in which a Specified Equity Contribution is made, (b) no more than five (5) Specified Equity Contributions may be made in the aggregate, (c) the Specified Equity Contribution shall be counted only as EBITDA solely for the purpose of compliance with the Financial Covenant and shall not be included for any other purpose under the First Lien Facility Documentation (including the calculation of baskets or ratios), (d) the Specified Equity Contribution shall be no greater than the sum of the amount required for purposes of complying with the Financial Covenant, and (e) the Specified Equity Contribution shall not result in any actual or pro forma debt reduction in the period in which it is included in EBITDA.  The First Lien Facility Documentation will contain a standstill provision with regard to the exercise of remedies (but not as to limitations on borrowing) during the period in which any Specified Equity Contribution will be made after the receipt of written notice by the First Lien Administrative Agent of Borrower’s intention to cure a Financial Covenant default with the proceeds of the Specified Equity Contribution; provided that the Lenders shall have no obligation to fund any loans under the First Lien Revolving Facility and the Issuing Banks shall have no obligation to issue new Letters of Credit unless and until the Specified Equity Contribution is made or all events of default are cured; provided, further, that such standstill shall apply solely in respect of the breach (or prospective breach) of the Financial Covenant giving rise thereto, and if the Specified Equity Contribution is not made before the expiration of the Cure Period, such event of default or potential event of default shall be deemed reinstated.

Annex I - 18

Events of Default:
Events of default will be subject to thresholds, exceptions, grace and cure periods to be agreed (in accordance with the Documentation Principles, with materiality thresholds to be agreed), and will in any event be limited to the following:

nonpayment of principal when due, nonpayment of interest, fees and other amounts after a five business day grace period, breach of representations in any material respect when made (or in any respect with respect to any representation already qualified by materiality) and covenants (provided that any breach of the Financial Covenant shall not constitute an event of default with respect to the First Lien Term Facility unless the loans under the First Lien Revolving Facility have been accelerated), cross default and cross acceleration, in each case, to material debt, material loss of lien validity or priority, invalidity of material guarantees or other material rights under First Lien Facility Documentation, bankruptcy and insolvency events with respect to Holdings and its material restricted subsidiaries, ERISA events (subject to a “material adverse effect” standard), failure to satisfy or stay material monetary judgments and change of control (which shall not include a “continuing director” test or most favored nation clause).

Assignments and Participations:
Each Lender may assign all or, subject to the minimum amounts set forth below, a portion of its loans and commitments to one or more “Eligible Assignees” (to be defined in a manner to be mutually agreed upon) with the consent of the First Lien Administrative Agent and Borrower, which shall not be unreasonably withheld or delayed; provided that no consent of Borrower shall be required (i) for an assignment to an existing Lender or an affiliate or approved fund or managed account of an existing Lender or (ii) during a payment or bankruptcy default; provided further that Borrower’s consent shall be deemed to have  been given with respect to an assignment to an Eligible Assignee unless Borrower objects to such assignment within 10 business days after having received notice of such assignment.

Each assignment will be in an amount of an integral multiple of $1.0 million (or $500,000 in the case of an assignment under the First Lien Term Facility) or, if less, all of such Lender’s remaining commitments and loans of the applicable class. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the First Lien Term Facility or First Lien Revolving Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the participating interests (except with respect to: (x) reductions or forgiveness of principal, interest or fees payable to such participant; (y) extensions of the applicable Maturity Date or the date for payment of interest,  principal or fee on the loans in which such participant participates; and (z) releases of all or substantially all of the value of the guarantees, or all or substantially all of the Collateral). Notwithstanding the foregoing, in no event shall any loans or commitments, or any participation therein, be assigned to a Disqualified Institution.  The list of Disqualified Institutions shall be available to each Lender and prospective assignees and participants upon request in connection with an assignment or participation. The First Lien Administrative Agent may charge a processing and recordation fee of up to $3,500 in connection with any assignment.

The First Lien Administrative Agent shall have no obligation or liability with respect to monitoring or enforcing prohibitions on assignments or participations to Disqualified Institutions (or disclosure of confidential information to Disqualified Institutions) and the list of Disqualified Institutions.

Annex I - 19

So long as no event of default has occurred and is continuing and no proceeds of loans under the First Lien Revolving Facility are used to fund such purchases, loans under the First Lien Term Facility may be purchased by and assigned to Holdings or any of its subsidiaries on a non-pro rata basis through open market purchases and/or auctions; provided that loans so purchased and not concurrently assigned to an Eligible Assignee are deemed automatically cancelled without further action.

Assignments of the First Lien Term Facility to Sponsor or any of its affiliates (other than Holdings, Borrower and their subsidiaries) (each, an “Affiliated Lender”) shall be permitted, provided that the following limitations will apply for so long as loans are held by an Affiliated Lender, other than an Affiliated Debt Fund (defined below):

(i) Affiliated Lenders will not receive information provided solely to lenders and will not be permitted to attend/participate in “lender only” meetings;

(ii) Affiliated Lenders may not acquire revolving loans or commitments;

(iii) For purposes of any amendment, waiver or modification of the First Lien Facility Documentation or any plan of reorganization that does not in each case adversely affect such Affiliated Lender (solely in its capacity as a Lender) in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated lenders voting on such matter; provided that Affiliated Lenders shall be entitled to receive their ratable portion of any amendment, waiver or consent fee paid by Borrower to the Lenders in order to obtain any such amendment, waiver or consent and (y) no amendment, modification or waiver of the First Lien Facility Documentation shall, without the consent of such Affiliated Lender, (i) increase the commitment of such Affiliated Lender, (ii) reduce the principal, interest, fees or premium of or due to such Affiliated Lender, (iii) extend the final maturity or the due date of any amortization, interest, fee or premium due to such Affiliated Lender, or (iv) deprive such Affiliated Lender of its pro rata share of any payment to which all Lenders under the First Lien Term Facility are entitled;

(iv) Neither Borrower, the Sponsor, nor any Affiliated Lender shall be required to make a representation that it is not in possession of material non-public information with respect to Borrower, its subsidiaries or their respective securities; and

(v) Affiliated Lenders may not hold more than 25% of the total amount of term loans outstanding (determined at the time of purchase thereof).

The foregoing restrictions in clauses (i) through (v) shall not apply to any Affiliated Lender that is a bona fide debt fund that is primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of their duties to any Sponsor (“Affiliated Debt Fund”); provided that Affiliated Debt Funds shall not constitute more than 49.9% of any required lender vote.

The First Lien Facility Documentation will contain provisions allowing Borrower to replace (x) a Defaulting Lender, (y) a Lender requesting indemnification, reimbursement or payment for increased costs, taxes, etc., or (z) a non-consenting Lender in connection with an amendment or waiver requiring the vote of all lenders or all lenders directly and adversely affected thereby.

The First Lien Administrative Agent will maintain a register of the Lenders, and no assignment will be valid unless and until recorded on the register.

Annex I - 20

Expenses, Limitations on Liability and Indemnification:
On the Closing Date and from time to time thereafter, all reasonable and documented out-of-pocket expenses (including but not limited to reasonable and documented legal fees (absent an actual or bona fide potential conflict of interest) of one outside counsel for the Commitment Parties and their affiliated indemnified persons (and reasonably necessary local counsel) and expenses of the Commitment Parties’ due diligence and travel, courier, reproduction, printing and delivery expenses) of the Commitment Parties, the First Lien Administrative Agent and the Issuing Banks associated with the syndication and execution of the First Lien Term Facility and with the preparation, review, negotiation, execution and delivery of the Commitment Letter, the Fee Letter and the First Lien Facility Documentation and the amendment, modification or waiver of the Commitment Letter and the Fee Letter (or any proposed amendment, modification or waiver); provided that Expenses are not required to be reimbursed in the event the Closing Date does not occur.

The Facility Documentation will contain customary exculpation provisions consistent with the Commitment Letter.

Borrower will indemnify the Lenders, the Commitment Parties, the First Lien Administrative Agent, the First Lien Collateral Agent and the Issuing Banks and the First Lien Lead Arrangers and the officers, directors, partners, trustees, employees, advisors, shareholders, agents and representatives of each of the foregoing and each of their successors and permitted assigns, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable and documented legal fees and expenses promptly after receipt of written demand together with customary backup documentation (such legal expense to be limited (absent an actual or bona fide potential conflict of interest) to one outside counsel for all Indemnified Persons and reasonably necessary local counsel in applicable jurisdictions)) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the First Lien Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence, bad faith or willful misconduct of such person or the material breach of funding obligations under the First Lien Facilities without the fault of the indemnifying person or its affiliates, or to the extent arising from any dispute solely among indemnified persons (other than (x) a dispute involving claims against the First Lien Administrative Agent, First Lien Lead Arrangers or other similarly titled person, in their respective capacities as such, and (y) any dispute arising out of any act or omission of Borrower, any Guarantor or any of their affiliates).

Annex I - 21

Yield Protection, Taxes and Other Deductions:
The First Lien Facility Documentation will contain yield protection provisions, customary for facilities of this nature and consistent with LSTA, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve, capital adequacy and liquidity requirements (including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III regardless of when enacted) and will include customary tax gross-up provisions; provided that the First Lien Facility Documentation will provide that no Lender shall claim any compensation for capital adequacy and liquidity requirements unless such Lender is generally seeking similar and proportionate compensation from similarly situated borrowers.

The First Lien Facility Documentation will contain provisions relating to taxes (including withholding) that are customary for facilities of this nature and consistent with LSTA.

Voting:
Amendments and waivers of the First Lien Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the exposure and unused commitments under the First Lien Term Facility and the First Lien Revolving Facility (the “Required Lenders”), except that (i) the consent of each adversely affected Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, or extensions of any due date thereof, and (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender, (ii) the consent of each Lender shall be required with respect to, among other things, (a) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the value of the Collateral, (b) changes to the voting percentages, (c) assignments by Borrower of its rights or obligations under the First Lien Facilities, and (d) amendments to the “waterfall” and certain pro rata provisions, (iii) the consent of Lenders holding more than 50% of the aggregate amount of loans and commitments under a particular facility or tranche of loans or commitments under the First Lien Facility Documentation (“Required Class Lenders”) shall be required for any change to the application of prepayments or proceeds of collection among or between such facilities or tranches, (iv) amendments, consents and waivers of the Financial Covenant (and financial definitions solely to the extent used therein) shall require the consent of holders of a majority of the exposure and unused commitments under the First Lien Revolving Facility in lieu of the Required Lenders and (v) the consent of the First Lien Administrative Agent shall be required with respect to amendments and waivers affecting the rights or duties of the First Lien Administrative Agent.

The First Lien Facility Documentation will permit amendments thereof (x) with the consent of Borrower and the consent of the applicable Lenders holding more than 50% of the aggregate amount of loans and commitments under a particular facility or tranche of loans or commitments under the First Lien Facility Documentation to the extent any amendment applies solely to the terms of a particular facility or tranche and does not adversely affect another facility or tranche, and (y) with the consent of Borrower and any consenting Lenders, if all loans and other amounts payable to non-consenting Lenders will be paid in full, and all commitments thereof will be terminated, substantially concurrently with the effectiveness of such amendment.

Notwithstanding the foregoing, the First Lien Facility Documentation will permit amendments thereof to the extent expressly provided for elsewhere in this First Lien Term Sheet (including, in connection with First Lien Incremental Facilities and Refinancing Facilities), with the consent of Borrower, the First Lien Administrative Agent and any lenders specified in the applicable provision.

The First Lien Administrative Agent and Borrower may amend the First Lien Facility Documentation to correct any obvious error or omission of a technical nature therein, unless Required Lenders object to such amendment within 5 business days following receipt of notice thereof.

The First Lien Administrative Agent will have customary rights to execute, modify and release collateral documentation and guarantees as contemplated by the First Lien Facility Documentation, including the right to release or subordinate liens as required by the terms of any purchase money security interest, capital lease, acquired lien or any lien expressly permitted to be senior in priority to the liens of the First Lien Facility Documentation.

Annex I - 22

Amend and Extend Provisions:
The First Lien Facility Documentation will contain customary “amend and extend” provisions pursuant to which Borrower, with the approval of consenting Lenders, may extend the loans of such consenting Lenders and, in connection therewith, amend the interest rates, yield, fees, amortization (so long as the maturity and weighted average life to maturity is not shortened) and prepayment provisions applicable to such extended loans.  The First Lien Facility Documentation may be amended by Borrower, the First Lien Administrative Agent and such consenting Lenders.

Unrestricted Subsidiaries:
The First Lien Facility Documentation will contain provisions pursuant to which, subject to no event of default existing or resulting therefrom and customary limitations on loans, advances to, and other investments in, unrestricted subsidiaries, in each case in accordance with the Documentation Principles (and subject to additional limitations to be agreed prior to the Restrictions End Date), Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than a co-borrower) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the First Lien Facility Documentation and results of operations and debt of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the First Lien Facility Documentation. Notwithstanding the foregoing, the First Lien Facility Documentation shall not permit transfers of material intellectual property from Loan Parties to non-Loan Parties.

Intercreditor Arrangements:
Consistent with the Documentation Principles, the priority of the security interests in the Collateral and related creditors’ rights will be set forth in a customary intercreditor agreement reasonably acceptable to Borrower, the First Lien Administrative Agent and the Second Lien Administrative Agent (the “Intercreditor Agreement”).

EU/UK Bail-in Provisions:	Customary Loan Syndications & Trading Association EU/UK Bail-In provisions shall be included in the First Lien Facility Documentation.

Governing Law and Forum:	The laws of the State of New York.

Counsel to the First Lien Administrative Agent and the Lead Arrangers:	Cahill Gordon & Reindel LLP.
Annex I - 23

Exhibit A to
ANNEX I

Certain Financial Definitions

“Closing Date EBITDA” means EBITDA as of the Closing Date.

“Closing Date First Lien Leverage Ratio” means the First Lien Leverage Ratio as of the Closing Date.

“Closing Date Secured Leverage Ratio” means the Secured Leverage Ratio as of the Closing Date.

“Closing Date Total Leverage Ratio” means the Total Leverage Ratio as of the Closing Date.

“Consolidated Debt” means the outstanding principal amount of debt for borrowed money (including any unreimbursed obligations in respect drawn letters of credit but excluding undrawn letters of credit) purchase money debt and capital lease obligations, minus the amount of unrestricted cash and cash equivalents (provided that any cash pledged to secure any such debt shall be deemed unrestricted only in respect of the debt secured thereby); provided further that for purposes of calculating any ratio-based debt basket, the proceeds from the incurrence of debt pursuant such basket shall not be counted for purposes of the cash netting provisions of this definition.

“EBITDA” shall be defined in the Facility Documentation in accordance with the Documentation Principles.

“First Lien Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt under the First Lien Facilities and other debt secured by a lien on the Collateral which is pari passu with the First Lien Facilities to (b) EBITDA for the four-quarter period then most recently ended for which financial statements have been delivered or were required to be delivered.

“Incremental Pro Forma Basis” means that the referenced leverage ratio will be calculated (x) to give pro forma effect to any incurrence of Incremental Debt in reliance on the Incurrence Incremental Amount (but without netting the cash proceeds thereof from the calculation of Consolidated Debt) and any extinguishment of applicable Consolidated Debt on the date of determination from proceeds thereof, (y) to exclude any Incremental Debt incurred concurrently therewith in reliance on the First Lien Fixed Incremental Amount and (z) deeming all commitments under any concurrently incurred First Lien Incremental Revolving Facility to be fully drawn.

“Secured Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt that is secured by a lien on Collateral to (b) EBITDA for the test period then most recently ended for which financial statements have been delivered or were required to be delivered.

“Total Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt to (b) EBITDA for the test period then most recently ended for which financial statements have been delivered or were required to be delivered.
Exhibit A - 1

ANNEX II

PROJECT JAGUAR
SECOND LIEN TERM FACILITY
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS2

Borrower:
Jaguar Merger Sub Inc., a Nevada corporation (collectively with the co-borrowers described below, the “Borrower”, and, together with the Guarantors (as defined below), the “Loan Parties”). It is agreed that Holdings, with the consent of the Administrative Agent (acting reasonably), may designate certain if of its subsidiaries organized under the laws of the United States, any state thereof or the District of Columbia or other non-U.S. jurisdictions to be agreed to by the Administrative Agent (acting reasonably) as a co-borrower on a joint and several basis with respect to all of Borrower’s obligations under the Second Lien Term Facility, subject to receipt by the Administrative Agent of customary documentation and other customary information under applicable “know your customer” and anti-money laundering rules and regulations (including a certification regarding beneficial ownership required by the Beneficial Ownership Regulation).

Holdings:	Jaguar ParentCo Inc., a Delaware corporation (“Holdings” and, together with Borrower and Borrower’s restricted subsidiaries, each a “Company” and collectively, the “Companies”).
Lead Arranger and Bookmanager:	JPMCB (the “Lead Arranger”).

Lenders:
A syndicate of banks, financial institutions and other entities reasonably acceptable to Borrower (excluding Disqualified Institutions), arranged by the Lead Arranger in consultation with Borrower (collectively, the “Lenders”).

Second Lien Administrative Agent and Second Lien Collateral Agent:	A financial institution reasonably acceptable to the Lead Arranger and Borrower (in such capacity, the “Second Lien Administrative Agent” and the “Second Lien Collateral Agent”, respectively).

Type and Amount of Facilities:
Second Lien Term Facility:  A second lien senior secured term loan facility (the “Second Lien Term Facility” and the loans thereunder, the “Second Lien Term Loans”) in an aggregate principal amount of $1,290 million (plus, at Borrower’s discretion, an amount sufficient to fund the amount of any original issue discount or upfront fees with respect to the Second Lien Term Facility required pursuant to the “market flex” provisions of the Fee Letter).

Purpose:
Proceeds of the Second Lien Term Facility will be used on the Closing Date (i) to pay a portion of costs in connection with the Transactions, (ii) to pay a portion of the Acquisition consideration, (iii) to finance a portion of the Refinancing and (iv) to the extent of any remaining amounts, for working capital and other general corporate purposes.

2          All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Maturity Date and Amortization:	The Second Lien Term Facility will mature on the date that is eight years from the Closing Date (the “Second Lien Term Maturity Date”). There will be no amortization.

Availability:
Second Lien Term Facility:  Upon satisfaction or waiver of the Specified Conditions, a single drawing may be made on the Closing Date of the full amount of the Second Lien Term Facility.  Amounts borrowed under the Second Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest for borrowings based on Base Rate will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 360 days (or when calculated by reference to the “prime rate”, 365/366 days) and payable quarterly in arrears. The “Base Rate” is defined, for any day, as a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the prime commercial lending rate as published in the Wall Street Journal, from time to time, (iii) LIBOR (as set forth below) for an interest period of one-month beginning on such day plus 1% and (iv) 1.00%.

Base Rate borrowings will be in minimum amounts to be agreed upon and will require one business day’s prior notice, except that Base Rate borrowings may be funded on the same business day notice is received if notice is received prior to a time to be agreed upon.

B. LIBOR Option

Interest for borrowings based on LIBOR will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six months (or twelve months or a lesser period if agreed to by all relevant Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) the initial interest period may be less than one month and (ii) LIBOR for purposes of calculating interest on any loan under the Second Lien Term Facility shall be deemed to be not less than 0% per annum.  LIBOR will be determined by the Second Lien Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, at the end of each three-month period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.  LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice (or such lesser notice as the Second Lien Administrative Agent may agree in its discretion) and will be in minimum amounts to be agreed upon.  The Second Lien Term Facility Documentation will include customary “successor LIBOR” provisions substantially consistent with the First Lien Facility Documentation.

Annex II - 2

Interest Margins:	The applicable Interest Margin under the Second Lien Term Facility will be 800 basis points for LIBOR loans and 700 basis points for Base Rate loans.

Default Interest and Fees:
Upon the occurrence and during the continuance of a bankruptcy or payment event of default, overdue principal, interest and other overdue amounts shall bear interest, after as well as before judgment, at a rate equal to (i) in the case of overdue principal on any loan, at a rate of 2.0% per annum plus the rate otherwise applicable to the loans and (ii) in the case of any other overdue outstanding amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate loans under the Second Lien Term Facility, and will be payable on demand.

Mandatory Prepayments:
Subject to the full repayment of the First Lien Facilities and subject to the rights of the Lenders to receive declined amounts under the First Lien Facilities, mandatory prepayment provisions substantially similar to those under the First Lien Term Facility (including the applicable step-downs based on First Lien Leverage Ratios set forth in the First Lien Term Facility).

Optional Prepayments:
The Second Lien Term Loans may be prepaid, in whole or in part, in minimum principal amounts to be mutually agreed upon, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty (except as set forth below), subject to (x) reimbursement of the Lenders’ usual and customary breakage costs actually incurred (excluding loss of profit) in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period and (y) the payment of the Prepayment Premium applicable thereto.

Call Protection:
Except as provided in the Fee Letter, any optional prepayment (including as a result of “yank-a-bank”) of Second Lien Term Loans and any mandatory prepayment of Second Lien Term Loans made in connection with the receipt of net proceeds by any Company from the issuance of debt or disqualified stock after the Closing Date to the extent not permitted under the Second Lien Term Facility Documentation or consisting of proceeds of Refinancing Facilities or Other Refinancing Debt, in each case, consummated prior to the date that is: (i) on or prior to the first anniversary of the Closing Date  (or, if later, the Restrictions End Date),  shall be subject to a prepayment premium of 2.00% and (ii) after the first anniversary of the Closing Date (or, if later the Restrictions End Date) but on or prior to the second anniversary of the Closing Date (or, if later, the Restrictions End Date), shall be subject to a prepayment premium of 1.00% (the “Prepayment Premium”) provided that such Prepayment Premium shall not be payable in the event that the “Closing Date” (as defined in the Peraton Commitment Letter) has occurred and the Second Lien Term Facility is prepaid in full in connection therewith.

Application of Prepayments:	Prepayments of the Second Lien Term Facility will be applied to the outstanding amount of the Second Lien Term Loans as directed by Borrower.
Annex II - 3

Second Lien Incremental Facility:
The Second Lien Term Facility Documentation will permit Borrower, following the Restrictions End Date, to add one or more incremental second lien term loan facilities to the Second Lien Term Facility either as a separate tranche or a fungible increase to an existing tranche (each, a “Second Lien Incremental Facility” and collectively, the “Second Lien Incremental Facilities”) in an aggregate principal amount not exceeding the Incremental Cap (as defined below) when combined with any Second Lien Incremental Equivalent Debt (as defined below and, together with the Second Lien Incremental Facilities, “Second Lien Incremental Debt”) and First Lien Incremental Debt (as defined in the First Lien Term Sheet).  Second Lien Incremental Facilities may be provided by existing Lenders or Eligible Assignees (each an “Incremental Lender”), but no Lender will be required to participate in any Second Lien Incremental Facility.

The terms of any Second Lien Incremental Facility shall be as agreed by Borrower and the applicable Incremental Lenders, provided that (i) any Second Lien Incremental Debt incurred in reliance on the Incurrence Incremental Amount in an amount that exceeds an amount to be agreed, issued within six months after the Closing Date and maturing earlier than two (2) years after the Second Lien Term Maturity Date shall comply with the MFN Requirement (defined below), (ii) other than Permitted Short-Term Incremental Debt (defined below), the maturity date and weighted average life to maturity of any Second Lien Incremental Facility shall be no earlier or shorter, respectively, than the maturity date and weighted average life to maturity of the initial Second Lien Term Facility (determined without giving effect to any prepayments that reduce amortization) and (iii) covenants and events of default shall be no more restrictive than the comparable provisions in the Second Lien Term Facility Documentation, except (A) if the more restrictive terms also benefit the initial Second Lien Term Facility or are not effective until after the Second Lien Term Maturity Date, or (B) to the extent reasonably satisfactory to the Second Lien Administrative Agent.  Any Second Lien Incremental Facility may provide for the ability to participate (on not more than a pro rata basis) in any prepayments of the loans under the Second Lien Term Facility.

Obligations under any Second Lien Incremental Facility shall constitute pari passu secured, junior secured or unsecured obligations under the Second Lien Term Facility Documentation, guaranteed by the Guarantees and, to the extent secured, co-secured by the liens on the Collateral granted under the Second Lien Term Facility Documentation, on an equal and ratable or junior basis. The Second Lien Term Facility Documentation shall be amended to give effect to borrowings under the Second Lien Incremental Facility by documentation executed by the applicable Incremental Lenders, the Second Lien Administrative Agent and Borrower, without the consent of any other Lender.

Annex II - 4

The “Incremental Cap,” on the date of incurrence of any Second Lien Incremental Debt,  shall equal the sum of (A) an unlimited amount (the “Incurrence Incremental Amount”) at any time so long as, (x) in the case of Second Lien Incremental Debt secured by the Collateral on a pari passu basis with the Second Lien Term Facility or Second Lien Incremental Debt secured by liens on Collateral that are junior to the liens of the Second Lien Term Facility, the Secured Leverage Ratio (as defined below) shall be no greater than (1) the Closing Date Secured Leverage Ratio or (2) in the case of any such Second Lien Incremental Debt incurred in connection with any acquisition or similar investment not prohibited by the Second Lien Term Facility Documentation, the greater of the Closing Date Secured Leverage Ratio and the level at the end of the most recently ended fiscal quarter prior to such transaction and (y) in the case of unsecured Second Lien Incremental Debt, either (i) the Total Leverage Ratio (as defined below) shall not exceed (1) 0.50x outside the Closing Date Total Leverage Ratio or (2) in the case of any such Second Lien Incremental Debt incurred in connection with any acquisition or similar investment not prohibited by the Second Lien Term Facility Documentation, the greater of 0.50x outside the Closing Date Total Leverage Ratio and the level at the end of the most recently ended fiscal quarter prior to such transaction, or (ii) the Interest Coverage Ratio (to be defined as the ratio of EBITDA to cash interest expense) is greater than or equal to (1) 2.00:1.00 or (2) in the case of any such Second Lien Incremental Debt incurred in connection with any acquisition or similar investment not prohibited by the Second Lien Term Facility Documentation, the lesser of (x) 2.00:1.00 or (y) the level at the end of the most recently ended fiscal quarter prior to such transaction, in each case, calculated on an Incremental Pro Forma Basis plus (B) an amount (the “Second Lien Fixed Incremental Amount”) equal to (I) the greater of (x) a fixed amount equal to 1.0x pro forma EBITDA as of the Closing Date and (y) 100% of pro forma EBITDA at the time of incurrence, less (II) the aggregate principal amount of First Lien Incremental Debt incurred in reliance on the First Lien Fixed Incremental Amount, plus (C) the aggregate amount of all voluntary prepayments of the Second Lien Term Facility or Second Lien Incremental Debt prior to such date of incurrence (other than to the extent such voluntary prepayment is funded with proceeds of long-term debt), additional debt buybacks permitted under the Second Lien Term Facility Documentation (to the extent of the actual amount of cash paid), payments utilizing the yank-a-bank provisions of the Second Lien Term Facility Documentation, and such portion of outstanding loans under the Second Lien Term Facility effectively extended pursuant to any applicable Second Lien Incremental Debt (the “Prepayment Component”); provided that, except as provided under “Conditions to Each Subsequent Borrowing” (as set forth in the First Lien Term Sheet) with respect to a Limited Condition Transaction (as defined below), (i) no event of default shall exist or would exist after giving effect to such Second Lien Incremental Debt and (ii) the representations and warranties in the Second Lien Term Facility Documentation shall be true and correct in all material respects (unless already qualified by materiality, in which case they shall be true and correct in all respects).

The “MFN Requirement” means that the all-in yield (taking into consideration interest rate margins, original issue discount (“OID”), upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the relevant Lenders (with OID being equated to interest based on an assumed four-year life to maturity), but disregarding any arranger fees or LIBOR or Base Rate floor, of the Second Lien Incremental Facility will not be more than 75 basis points higher than the corresponding all-in yield for the existing Second Lien Term Facility, calculated consistently, but giving effect to any increase in interest rate margins or additional fees (which shall be deemed to constitute like amounts of OID) provided with respect to the existing Second Lien Term Facility in connection with such issuance and/or syndication.

Annex II - 5

“Permitted Short-Term Incremental Debt” means any bridge financing converting to, or intended to be refinanced by, debt complying with the applicable maturity and weighted average life requirement subject to customary terms and conditions to be agreed.

If Borrower incurs Second Lien Incremental Debt using the Second Lien Fixed Incremental Amount and/or Prepayment Component on the same date that they incur indebtedness using the Incurrence Incremental Amount, the Secured Leverage Ratio or other applicable ratio will be calculated without regard to any incurrence of indebtedness under the Second Lien Fixed Incremental Amount and/or Prepayment Component.

Any portion of Second Lien Incremental Debt incurred other than under the Incurrence Incremental Amount may be re-designated at any time, as Borrower may elect from time to time, as incurred under the Incurrence Incremental Amount if Borrower meets the applicable ratio under the Incurrence Incremental Amount, at such time on a pro forma basis at any time subsequent to the incurrence of such Second Lien Incremental Debt, by written notice to the Second Lien Administrative Agent on such date.

Notwithstanding anything to the contrary herein, with respect to any Second Lien Incremental Debt or other debt incurred in connection with any permitted acquisition or investment (a “Limited Condition Transaction”), subject to customary testing provisions for future incurrence tests pending the consummation of such Limited Condition Transaction, the proceeds of which will fund such Limited Condition Transaction, (x) Borrower may elect to calculate the Incremental Cap or other applicable ratio as of the date it commits to such Limited Condition Transaction, and may thereafter incur such Second Lien Incremental Debt or other debt to finance such Limited Condition Transaction in reliance on such calculation; provided that any such Second Lien Incremental Debt shall be deemed incurred for purposes of calculating the Incurrence Incremental Amount (and other incurrence ratios) at any time after such calculation date and prior to the incurrence of such Second Lien Incremental Debt (or termination or rescission of such agreement or declaration) and (y) the conditions precedent related to the absence of defaults (other than a payment or bankruptcy event of default) and accuracy of representations and warranties will be waivable by the lenders in respect of any such Second Lien Incremental Debt.

The Second Lien Administrative Agent and the Incremental Lenders may conclusively rely on Borrower’s calculation of the Incremental Cap and determination that other applicable requirements have been met, and Second Lien Incremental Facilities provided in reliance thereon shall be deemed effective (but nothing in this sentence shall serve to waive any default arising from Borrower’s failure to satisfy such requirements).

Annex II - 6

In addition, following the Restrictions End Date, Borrower may incur debt outside of the Second Lien Term Facility Documentation in lieu of adding Second Lien Incremental Facilities (“Second Lien Incremental Equivalent Debt”), in an aggregate principal amount not exceeding the Incremental Cap, when combined with all other Second Lien Incremental Debt, on such terms as Borrower may agree; provided that, (i) other than Permitted Short-Term Incremental Debt, the maturity date and weighted average life to maturity of such Second Lien Incremental Equivalent Debt shall be no earlier or shorter, respectively, than the maturity date and weighted average life to maturity (determined without giving effect to any prepayments that reduce amortization) of the initial Second Lien Term Facility, (ii) the terms of any junior-lien or unsecured Second Lien Incremental Equivalent Debt (other than Permitted Short-Term Incremental Debt) shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the earliest maturity date permitted by clause (i), above, other than the ability to participate (on a junior basis) in any mandatory prepayments of the Second Lien Term Loans, (iii) Second Lien Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Second Lien Term Facility may participate (on not more than a pro rata basis) in any mandatory prepayments of the Second Lien Term Facility, (iv) borrowers and guarantors of Second Lien Incremental Equivalent Debt shall be Loan Parties, (v) any secured Second Lien Incremental Equivalent Debt shall (A) be subject to an intercreditor agreement on terms reasonably acceptable to the Second Lien Administrative Agent, (B) not be secured by any property or assets other than Collateral and (C) shall rank pari passu with or junior to (but not senior to) the Second Lien Term Loans, and (vi) the terms and conditions of such Second Lien Incremental Equivalent Debt (excluding pricing, interest rate margins, fees, discounts, rate floors and optional prepayment or redemption terms) are (taken as a whole) not materially more favorable (as determined in good faith by the board of directors of Borrower) to the lenders or noteholders providing such Second Lien Incremental Equivalent Debt than those applicable to the Second Lien Term Facility (except for covenants or other provisions applicable only to periods after the earliest maturity date permitted by clause (i), above) as determined in good faith by Borrower.

Refinancing Facilities:
The Second Lien Term Facility Documentation will permit Borrower to refinance loans under the Second Lien Term Facility (as it may be increased pursuant to the provisions described above) from time to time, in whole or part, in a principal amount not to exceed the principal amount of indebtedness so refinanced (plus any accrued but unpaid interest, premiums and fees payable by the terms of such indebtedness thereon and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such refinancing, plus such additional amounts to the extent otherwise permitted to be incurred under the Second Lien Term Facility Documentation (provided the applicable baskets are utilized in connection with the incurrence of such additional amount of indebtedness)), with (A) one or more new term facilities (each, a “Refinancing Facility” and collectively, the “Refinancing Facilities”) under the Second Lien Term Facility Documentation complying with the applicable restrictions on terms applicable to Second Lien Incremental Facilities (other than the MFN Requirement) or (B) other debt (not governed by the Second Lien Term Facility Documentation), which may be unsecured, or secured by the Collateral on a pari passu or junior basis with the Second Lien Term Facility (“Other Refinancing Debt”) complying with the applicable restrictions on terms applicable to Second Lien Incremental Equivalent Debt; provided, that any Other Refinancing Debt which is in the form of loans will be unsecured or secured on a junior basis.

Obligations under any Refinancing Facility shall constitute pari passu secured obligations under the Second Lien Term Facility Documentation, guaranteed by the Guarantees and co-secured by the liens on the Collateral granted under the Second Lien Term Facility Documentation, on an equal and ratable basis. The Second Lien Term Facility Documentation shall be amended to give effect to borrowings under the Refinancing Facility by documentation executed by the lenders providing such Refinancing Facility, the Second Lien Administrative Agent and Borrower, without the consent of any other Lender.

The Second Lien Administrative Agent and lenders providing Refinancing Facilities or Other Refinancing Debt may conclusively rely on Borrower’s determination that applicable requirements have been met, and Refinancing Facilities or Other Refinancing Debt provided in reliance thereon shall be deemed effective (but nothing in this sentence shall serve to waive any default arising from Borrower’s failure to satisfy such requirements).

Annex II - 7

Guarantees:
The Second Lien Term Loans will be guaranteed by each Guarantor (the “Guarantors”) of the First Lien Facilities (the “Guarantees”).  The Guarantees will rank pari passu in right of payment with all obligations under the First Lien Facilities and all other senior indebtedness of the Guarantors.

Security:
Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the Second Lien Term Loans and the Guarantees will be secured by a second-priority (subject to permitted liens and other exceptions consistent with the Documentation Principles) security interest in the Collateral of Borrower and the Guarantors securing the First Lien Facilities from time to time.

All the above-described security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles, subject to exceptions to be reasonably agreed.

Intercreditor Arrangements:
Consistent with the Documentation Principles, the priority of the security interests in the Collateral and related creditors’ rights will be set forth in a customary intercreditor agreement reasonably acceptable to Borrower, the First Lien Administrative Agent and the Second Lien Administrative Agent (the “Intercreditor Agreement”).

Conditions to Initial Borrowings:	Conditions precedent to initial borrowings under the Second Lien Term Facility on the Closing Date shall consist solely of the Specified Conditions (subject to the Certain Funds Provisions).

Documentation Principles:
The definitive documentation for the Second Lien Term Facility (the “Second Lien Term Facility Documentation”) shall, except as otherwise set forth herein, be based on and consistent with the Documentation Principles (as defined in the First Lien Term Sheet), with such changes as are appropriate to (i) reflect the administrative and operational requirements of the Second Lien Administrative Agent and (ii) reflect the second lien nature of the Second Lien Term Facility.  Schulte Roth & Zabel LLP, as counsel to Borrower, shall initially draft the Second Lien Term Facility Documentation.

Representations and Warranties:
Limited to those specified under the heading “Representations and Warranties” in the First Lien Term Sheet, with such changes as are appropriate for the second lien nature of the Second Lien Term Facility.

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Affirmative Covenants:	Limited to those specified under the heading “Affirmative Covenants” in the First Lien Term Sheet, with such changes as are appropriate for the second lien nature of the Second Lien Term Facility.

Negative Covenants:
The Second Lien Term Facility Documentation will contain negative covenants substantially similar to (and, in any event, no less favorable to Holdings, Borrower and its restricted subsidiaries) and consistent with those negative covenants contained in the First Lien Facility Documentation, except “baskets” (but not ratios) for the negative covenants under the Second Lien Term Facility Documentation will be sized at 25% above the “basket” levels under the First Lien Facility Documentation.  It is understood that the negative covenants shall permit the incurrence of any First Lien Incremental Debt permitted to be incurred under the First Lien Facility Documentation.

Financial Covenant:	None.
Events of Default:
Substantially the same as those under the First Lien Term Facility; provided that (a) dollar and EBITDA thresholds shall be 25% greater than the corresponding thresholds under the First Lien Term Facility and (b) with respect to the First Lien Term Facility or any other facility with a first lien on Collateral, the Second Lien Term Facility shall have a cross-acceleration event of default, other than in the case of a failure to make a principal payment at stated final maturity, in which such case, the Second Lien Term Facility shall have a cross-default.

Assignments and Participations:
Each Lender may assign all or, subject to the minimum amounts set forth below, a portion of its loans and commitments to one or more “Eligible Assignees” (to be defined in a manner to be mutually agreed upon) with the consent of the Second Lien Administrative Agent and Borrower, which shall not be unreasonably withheld or delayed; provided that no consent of Borrower shall be required (i) for an assignment to an existing Lender or an affiliate or approved fund or managed account of an existing Lender or (ii) during a payment or bankruptcy default; provided further that Borrower’s consent shall be deemed to have  been given with respect to an assignment to an Eligible Assignee unless Borrower objects to such assignment within 10 business days after having received notice of such assignment.  Each assignment will be in an amount of an integral multiple of $500,000 or, if less, all of such Lender’s remaining commitments and loans of the applicable class. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Second Lien Term Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the participating interests (except with respect to: (x) reductions or forgiveness of principal, interest or fees payable to such participant; (y) extensions of the applicable Maturity Date or the date for payment of interest,  principal or fee on the loans in which such participant participates; and (z) releases of all or substantially all of the value of the guarantees, or all or substantially all of the Collateral). Notwithstanding the foregoing, in no event shall any loans or commitments, or any participation therein, be assigned to a Disqualified Institution.  The list of Disqualified Institutions shall be available to each Lender and prospective assignees and participants upon request in connection with an assignment or participation.  The Second Lien Administrative Agent may charge a processing and recordation fee of up to $3,500 in connection with any assignment.

Annex II - 9

The Second Lien Administrative Agent shall have no obligation or liability with respect to monitoring or enforcing prohibitions on assignments or participations to Disqualified Institutions (or disclosure of confidential information to Disqualified Institutions) and the list of Disqualified Institutions.

So long as no event of default has occurred and is continuing, loans under the Second Lien Term Facility may be purchased by and assigned to Holdings or any of its subsidiaries on a non-pro rata basis through open market purchases and/or auctions; provided that loans so purchased and not concurrently assigned to an Eligible Assignee are deemed automatically cancelled without further action.

Assignments of the Second Lien Term Facility to Sponsor or any of its affiliates (other than Holdings, Borrower and their subsidiaries) (each, an “Affiliated Lender”) shall be permitted, provided that the following limitations will apply for so long as loans are held by an Affiliated Lender, other than an Affiliated Debt Fund (defined below):

(i) Affiliated Lenders will not receive information provided solely to lenders and will not be permitted to attend/participate in “lender only” meetings;

(ii) Affiliated Lenders may not acquire revolving loans or commitments;

(iii) For purposes of any amendment, waiver or modification of the Second Lien Term Facility Documentation or any plan of reorganization that does not in each case adversely affect such Affiliated Lender (solely in its capacity as a Lender) in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated lenders voting on such matter; provided that Affiliated Lenders shall be entitled to receive their ratable portion of any amendment, waiver or consent fee paid by Borrower to the Lenders in order to obtain any such amendment, waiver or consent and (y) no amendment, modification or waiver of the Second Lien Term Facility Documentation shall, without the consent of such Affiliated Lender, (i) increase the commitment of such Affiliated Lender, (ii) reduce the principal, interest, fees or premium of or due to such Affiliated Lender, (iii) extend the final maturity or the due date of any amortization, interest, fee or premium due to such Affiliated Lender, or (iv) deprive such Affiliated Lender of its pro rata share of any payment to which all Lenders under the Second Lien Term Facility are entitled;

(iv) Neither Borrower, the Sponsor, nor any Affiliated Lender shall be required to make a representation that it is not in possession of material non-public information with respect to Borrower, its subsidiaries or their respective securities; and

(v) Affiliated Lenders may not hold more than 25% of the total amount of term loans outstanding (determined at the time of purchase thereof).

The foregoing restrictions in clauses (i) through (v) shall not apply to any Affiliated Lender that is a bona fide debt fund that is primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of their duties to any Sponsor (“Affiliated Debt Fund”); provided that Affiliated Debt Funds shall not constitute more than 49.9% of any required lender vote.

The Second Lien Term Facility Documentation will contain provisions allowing Borrower to replace (x) a Defaulting Lender, (y) a Lender requesting indemnification, reimbursement or payment for increased costs, taxes, etc., or (z) a non-consenting Lender in connection with an amendment or waiver requiring the vote of all lenders or all lenders directly and adversely affected thereby.

The Second Lien Administrative Agent will maintain a register of the Lenders, and no assignment will be valid unless and until recorded on the register.

Annex II - 10

Expenses and Indemnification:
On the Closing Date and from time to time thereafter, all reasonable and documented out-of-pocket expenses (including but not limited to reasonable and documented legal fees (absent an actual or bona fide potential conflict of interest) of one outside counsel for the Commitment Parties and their affiliated indemnified persons (and reasonably necessary local counsel) and expenses of the Commitment Parties’ due diligence and travel, courier, reproduction, printing and delivery expenses) of the Commitment Parties and the Second Lien Administrative Agent associated with the syndication and execution of the Second Lien Term Facility and with the preparation, review, negotiation, execution and delivery of the Commitment Letter, the Fee Letter and the Second Lien Term Facility Documentation and the amendment, modification or waiver of the Commitment Letter and the Fee Letter (or any proposed amendment, modification or waiver); provided that Expenses are not required to be reimbursed in the event the Closing Date does not occur.

Borrower will indemnify the Lenders, the Commitment Parties, the Second Lien Administrative Agent, the Second Lien Collateral Agent and the Second Lien Lead Arranger and the officers, directors, partners, trustees, employees, advisors, shareholders, agents and representatives of each of the foregoing and each of their successors and permitted assigns, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable and documented legal fees and expenses promptly after receipt of written demand together with customary backup documentation (such legal expense to be limited (absent an actual or bona fide potential conflict of interest) to one outside counsel for all Indemnified Persons and reasonably necessary local counsel in applicable jurisdictions)) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Second Lien Term Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence, bad faith or willful misconduct of such person or the material breach of funding obligations under the Second Lien Term Facility without the fault of the indemnifying person or its affiliates, or to the extent arising from any dispute solely among indemnified persons (other than (x) a dispute involving claims against the Second Lien Administrative Agent, the Second Lien Lead Arranger or other similarly titled person, in their respective capacities as such, and (y) any dispute arising out of any act or omission of Borrower, any Guarantor or any of their affiliates).

Yield Protection, Taxes and Other Deductions:
The Second Lien Term Facility Documentation will contain yield protection provisions, customary for facilities of this nature and consistent with LSTA, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve, capital adequacy and liquidity requirements (including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III regardless of when enacted and will include customary tax gross-up provisions; provided that the Second Lien Term Facility Documentation will provide that no Lender shall claim any compensation for capital adequacy and liquidity requirements unless such Lender is generally seeking similar and proportionate compensation from similarly situated borrowers.

The Second Lien Term Facility Documentation will contain provisions relating to taxes (including withholding) that are customary for facilities of this nature and consistent with LSTA.
Annex II - 11

Voting:
Amendments and waivers of the Second Lien Term Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Second Lien Term Facility (the “Required Second Lien Lenders”), except that (i) the consent of each adversely affected Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, or extensions of any due date thereof and (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender and (ii) the consent of each Lender shall be required with respect to, among other things, (a) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the value of the Collateral, (b) changes to the voting percentages, (c) assignments by Borrower or any Guarantor of its rights or obligations under the Second Lien Term Facility, and (d) amendments to the pro rata or “waterfall” provisions.  The consent of the Second Lien Administrative Agent shall be required with respect to amendments and waivers affecting the rights or duties of Second Lien Administrative Agent.

The Second Lien Term Facility Documentation will permit amendments thereof (x) with the consent of Borrower and the consent of the applicable Lenders holding more than 50% of the aggregate amount of loans and commitments under a particular facility or tranche of loans or commitments under the Second Lien Term Facility Documentation to the extent any amendment applies solely to the terms of a particular facility or tranche and does not adversely affect another facility or tranche, and (y) with the consent of Borrower and any consenting Lenders, if all loans and other amounts payable to non-consenting Lenders will be paid in full, and all commitments thereof will be terminated, substantially concurrently with the effectiveness of such amendment.

Notwithstanding the foregoing, the Second Lien Term Facility Documentation will permit amendments thereof to the extent expressly provided for elsewhere in this Second Lien Term Sheet (including, in connection with Second Lien Incremental Facilities and Refinancing Facilities), with the consent of Borrower, the Second Lien Administrative Agent and any lenders specified in the applicable provision.

The Second Lien Administrative Agent and Borrower may amend the Second Lien Term Facility Documentation to correct any obvious error or omission of a technical nature therein, unless Required Lenders object to such amendment within 5 business days following receipt of notice thereof.

The Second Lien Administrative Agent will have customary rights to execute, modify and release collateral documentation and guarantees as contemplated by the Second Lien Term Facility Documentation, including the right to release or subordinate liens as required by the terms of any purchase money security interest, capital lease, acquired lien or any lien expressly permitted to be senior in priority to the liens of the Second Lien Term Facility Documentation.

Amend and Extend Provisions:
The Second Lien Term Facility Documentation will contain customary “amend and extend” provisions pursuant to which Borrower, with the approval of consenting Lenders, may extend the loans of such consenting Lenders and, in connection therewith, amend the interest rates, yield, fees, amortization (so long as the maturity and weighted average life to maturity is not shortened) and prepayment provisions applicable to such extended loans.  The Second Lien Term Facility Documentation may be amended by Borrower, the Second Lien Administrative Agent and such consenting Lenders.

Annex II - 12

Unrestricted Subsidiaries:
The Second Lien Term Facility Documentation will contain provisions pursuant to which, subject to no event of default existing or resulting therefrom and customary limitations on loans, advances to, and other investments in, unrestricted subsidiaries (and additional restrictions to be agreed prior to the Restrictions End Date), in each case in accordance with the Documentation Principles, Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than a co-borrower) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Second Lien Term Facility Documentation and results of operations and debt of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Second Lien Term Facility Documentation.  Notwithstanding the foregoing, the Second Lien Term Facility Documentation shall not permit transfers of material intellectual property from Loan Parties to non-Loan Parties.

EU/UK Bail-in Provisions:	Customary Loan Syndications & Trading Association EU/UK Bail-In provisions shall be included in the Second Lien Term Facility Documentation.

Governing Law and Forum:	The laws of the State of New York.

Counsel to the Second Lien Administrative Agent and the Lead Arranger:	Cahill Gordon & Reindel LLP.

Annex II - 13

ANNEX III

PROJECT JAGUAR
CONDITIONS TO CLOSING

The commitment of the Initial Lenders under the Commitment Letter with respect to the funding of the Facilities are subject solely to the satisfaction or waiver of each of the conditions precedent set forth below (in each case subject to the Certain Funds Provisions).

1.          Subject to the Certain Funds Provisions, (a) the Facility Documentation shall have been executed and delivered by the relevant Loan Parties, (b) with respect to the First Lien Facilities only, the First Lien Administrative Agent shall have received all documents and instruments necessary to establish that the First Lien Collateral Agent will have perfected security interests in the Collateral to the extent required by (and subject to the liens permitted under) the First Lien Facility Documentation, (c) with respect to the Second Lien Term Facility only, the Second Lien Collateral Agent shall have received all documents and instruments necessary to establish that the Second Lien Collateral Agent will have perfected security interests in the Collateral to the extent required by (and subject to the liens permitted under) the Second Lien Term Facility Documentation and (d) the Administrative Agents shall have received (i) customary officers’ certificates and notices of borrowing, (ii) customary good standing certificates, organizational documents and authorizing resolutions of the Loan Parties, (iii) a solvency certificate, substantially in the form set forth in Exhibit A attached to this Annex III and (iv) customary legal opinions with respect to Holdings, Borrower and all other material Loan Parties; provided that such notices and certifications shall not include any representation or statement as to absence (or existence) of any default or event of default or a bring down of representations and warranties (except as contemplated by paragraph 2 below).

2.          The Acquisition Agreement Representations shall be true and correct (after giving effect to all applicable materiality qualifiers applicable thereto), and the Specified Representations shall be true and correct in all material respects (or, in the case of any such Specified Representation already qualified by materiality, true and correct in all respects).

3.          Since the date of the Acquisition Agreement, there shall not have occurred a “Company Material Adverse Effect” (as defined in the Acquisition Agreement as of the date hereof) if and to the extent that you (or any of your applicable affiliates) have the right not to consummate the Acquisition or to terminate your (and all of your affiliates’) obligations under the Acquisition as a result of such “Company Material Adverse Effect”.

4.          The Acquisition shall be consummated substantially concurrently with the initial funding of the Facilities in accordance in all material respects with the Acquisition Agreement, without waiver or amendment thereto agreed to by Borrower that is materially adverse to the Lead Arrangers and the Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that none of the following is materially adverse to the Lead Arrangers and the Lenders: (x) a reduction in the consideration payable under the Acquisition Agreement, so long as any such reduction shall be applied first to reduce the Equity Contribution to the Minimum Equity Contribution Amount, and second to reduce the Equity Contribution, the First Lien Term Facility and the Second Lien Term Facility (or, to the extent applicable, the Replacement Commitment Facility) on a pro rata basis and (y) any increase in such consideration payable under the Acquisition Agreement so long as such increase is not funded with additional indebtedness (other than amounts available to be drawn on the Closing Date from the Facilities).
Annex III - 1

5.          The Commitment Parties shall have received audited consolidated balance sheets, statements of operations, statements of shareholders’ equity and statements of cash flows of the Company as of and for the fiscal years ended March 31, 2018, March 31, 2019, March 31, 2020 and, if the Closing Date ends more than 90 days after March 31, 2021, March 31, 2021 and unaudited consolidated balance sheets, statements of operations, statements of shareholders’ equity and statements of cash flows of the Company for the fiscal quarter and nine month period ending December 31, 2020.

6.          Prior to or substantially concurrently with the consummation of the Acquisition, (a) Borrower shall receive the Minimum Equity Contribution and (b) all debt of Holdings and its subsidiaries under the Credit Agreement, dated as of May 31, 2018, as amended by the First Amendment, dated as of December 12, 2018 and the Second Amendment, dated as of August 13, 2019, by and among the Company, the Guarantors party thereto, the Lenders party thereto and MUFG Bank, Ltd. as Administrative Agent, as amended, restated, amended and restated, supplemented or modified from time to time, shall be discharged in full on the Closing Date, and all related security (if any) shall be terminated and released (or arrangements with respect thereto reasonably satisfactory to the Administrative Agents shall have been made) (the “Refinancing”).

7.          At least three (3) business days prior to the Closing Date, Borrower and each of the Guarantors shall have provided to the Lenders the documentation and other information theretofore reasonably requested in writing by the Lenders at least ten (10) business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

8.          All fees payable to the Lenders, the Commitment Parties and the Administrative Agents on the Closing Date pursuant to the Commitment Letter and the Fee Letter and all costs and expenses invoiced at least three (3) business days prior to the Closing Date, in each case, to the extent required to be paid on or before the Closing Date pursuant to the Commitment Letter and the Fee Letter, shall be paid on or prior to the Closing Date (which amounts may be offset against the proceeds of the initial borrowing under the applicable Facilities).
Annex III - 2

Exhibit A to
ANNEX III

Form of Solvency Certificate

[Date]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [__] of the [First][Second] Lien Credit Agreement, dated as of [______], by and among [       ] (the “Borrower”), [    ] (“Holdings”), the lending institutions from time to time parties thereto and [     ], as the Administrative Agent.   Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

                          , the [Chief Financial Officer] [specify other officer with equivalent duties] of Holdings (after giving effect to the Transactions to occur on the Closing Date), DOES HEREBY CERTIFY, on behalf of Holdings and not in any individual or personal capacity, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.          The sum of the present debt and liabilities (including subordinated and contingent liabilities) of Holdings, Borrower and Borrower’s subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings, Borrower and Borrower’s subsidiaries, on a consolidated basis.

2.          The present fair saleable value of the assets of Holdings, Borrower and Borrower’s subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of Holdings, Borrower and Borrower’s subsidiaries, on a consolidated basis, as they become absolute and matured.

3.          The capital of Holdings, Borrower and Borrower’s subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the date hereof and as proposed to be conducted following the Closing Date.

4.          Holdings, Borrower and Borrower’s subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.          For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

The undersigned is familiar with the business and financial position of Holdings, Borrower and Borrower’s subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings, Borrower and Borrower’s subsidiaries after consummation of the transactions contemplated by the Commitment Letter to occur on the Closing Date.

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